UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. )
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § Rule 14a-12
ALKERMES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ALKERMES, INC. PROXY STATEMENT
INTRODUCTION
HOW TO VOTE
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND BOARD MATTERS
THE BOARD OF DIRECTORS AND ITS COMMITTEES
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
AUDIT FEES
OWNERSHIP OF THE COMPANY’S COMMON STOCK
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION AND RELATED INFORMATION COMPENSATION DISCUSSION AND ANALYSIS
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
DISCLOSURE WITH RESPECT TO OUR EQUITY COMPENSATION PLANS
OTHER BUSINESS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
DEADLINE FOR SHAREHOLDER PROPOSALS
EXPENSES AND SOLICITATION
HOUSEHOLDING

Cambridge, Massachusetts

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held October 6, 2009

To the Shareholders:

The annual meeting of shareholders of Alkermes, Inc. (the “Company”) will be held at the offices of the Company, 88 Sidney Street, Cambridge, Massachusetts 02139, on October 6, 2009, at 9:00 a.m. for the following purposes:

1.	To elect ten members of the Board of Directors, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified.

2.	To ratify PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year 2010.

3.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The Board of Directors has fixed July 24, 2009 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting. Consequently, only holders of Common Stock of record on the transfer books of the Company at the close of business on July 24, 2009 will be entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting. However, to ensure your representation as a shareholder of record, you may vote over the Internet, by telephone, by mailing the enclosed proxy card in the postage-prepaid envelope provided or by attending the meeting and voting in person.

Kathryn L. Biberstein
Secretary

July 29, 2009

YOU CAN VOTE IN ONE OF FOUR WAYS:

(1)	Use the toll-free telephone number on your proxy card to vote by phone;

(2)	Visit the web site noted on your proxy card to vote via the Internet;

(3)	Sign, date and return your proxy card in the enclosed envelope to vote by mail; or

(4)	Vote in person at the annual meeting of shareholders. You may obtain directions to the offices of the Company by visiting http://www.alkermes.com/contact-us.aspx.

ALKERMES, INC.
PROXY STATEMENT

INTRODUCTION

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Alkermes, Inc., a Pennsylvania corporation (“Alkermes” or the “Company”), in connection with its 2009 annual meeting of shareholders to be held at the offices of the Company, 88 Sidney Street, Cambridge, Massachusetts 02139, at 9:00 a.m., on October 6, 2009 (the “Meeting”). Copies of this Proxy Statement and the accompanying proxy were made available on or after July 29, 2009 to the holders of record of Common Stock on July 24, 2009 (the “Record Date”).

Unless specific instructions are given to the contrary, the persons named in the accompanying proxy will vote:

•	FOR the election of the nominees named herein to the Company’s Board of Directors;

•	FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year 2010.

With respect to all other matters, the persons named in the accompanying proxy will vote as stated herein. See “Other Business.”

Holders of Common Stock of record at the close of business on the Record Date will be entitled to cast one vote per share so held of record on such date on all items of business properly presented at the Meeting, except that the holders have cumulative voting rights in the election of directors. Therefore, each shareholder is entitled to cast as many votes in the election of directors as shall be equal to the number of shares of Common Stock held by such shareholder on the Record Date, multiplied by the number of directors to be elected. A shareholder may cast all such votes for a single nominee or may distribute votes among nominees as the shareholder sees fit. If you choose to cumulate your votes, you will need to make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on your proxy card or on your ballot when voting at the Meeting. Unless contrary instructions are given, the persons named in the proxy will have discretionary authority to accumulate votes in the same manner.

The Company had 94,379,452 shares of Common Stock outstanding and entitled to vote on the Record Date. The presence at the Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders of record are entitled to cast on a particular matter will constitute a quorum for the purposes of consideration and action on such matter.

HOW TO VOTE

If you are a shareholder of record and your shares are registered directly in your name, you may vote:

•	By Internet. Access the website of our tabulator, Computershare, at:
http://www.envisionreports.com/ALKS, using the voter control number that we have printed on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. The cutoff time for voting by Internet is 11:59 pm EDT on October 5, 2009.

•	By Telephone. Call 1-800-652-VOTE (1-800-652-8683) toll-free from the U.S. and Canada and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your telephone vote cannot be completed. The cutoff time for voting by telephone is 11:59 pm EDT on October 5, 2009.

•	By Mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope to Computershare. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted (or unless discretionary authority to cumulate votes is exercised), they will be voted FOR the nominees named herein to the Company’s

Board of Directors and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year 2010; and will be voted according to the discretion of the proxy holder upon any other business that may properly be brought before the Meeting and at all adjournments and postponements thereof.

•	In Person at the Meeting. If you attend the Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Meeting.

If your shares of Common Stock are held in “street name” (held for your account by a broker or other nominee):

•	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by Internet or telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	In Person at the Meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the Meeting.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is exercised at the Meeting by taking any of the following actions:

•	providing written notice to the Secretary of the Company by any means, including facsimile, stating that the proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a later date;

•	transmitting a subsequent vote over the Internet or by telephone;

•	attending the Meeting and voting in person, although attendance at the Meeting will not, by itself, revoke a proxy.

Please note that if your shares are held of record by a broker or other nominee and you wish to vote at the Meeting, you must bring to the Meeting a copy of your brokerage account statement or a letter from such broker or other nominee confirming your beneficial ownership of the shares as of the Record Date.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on October 6, 2009.

The proxy statement and annual report to Shareholders are available at www.edocumentview.com/ALKS.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten members: David W. Anstice, Floyd E. Bloom, Robert A. Breyer, David A. Broecker, Geraldine Henwood, Paul J. Mitchell, Richard F. Pops, Alexander Rich, Mark B. Skaletsky, and Michael A. Wall. Ten directors are to be elected at the Meeting to serve one-year terms until the 2010 annual meeting of shareholders and until their respective successors are elected and shall qualify. The persons named in the accompanying proxy intend to vote for the election of David W. Anstice, Floyd E. Bloom, Robert A. Breyer, David A. Broecker, Geraldine Henwood, Paul J. Mitchell, Richard F. Pops, Alexander Rich, Mark B. Skaletsky, and Michael A. Wall unless authority to vote for one or more of such nominees is specifically withheld in the proxy. The persons named in the proxy will have the right to vote cumulatively and to distribute their votes among such nominees as they consider advisable. The Board of Directors is informed that all the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election at the Meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

The ten nominees for directors receiving the highest number of votes cast by shareholders entitled to vote thereon will be elected to serve on the Board of Directors. Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal, but will not be counted as votes cast. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal but will not be voted. Accordingly, while abstentions and broker non-votes will count towards establishing a quorum, neither abstentions nor broker non-votes will effect the outcome of the vote on this proposal.

The Board of Directors recommends that you vote FOR the election of the nominees named herein to the Company’s Board of Directors.

Directors and Executive Officers

The following table sets forth the directors, director nominees approved by the Board upon the recommendation of the Nominating and Corporate Governance Committee to be elected at the Meeting and the executive officers of the Company, their ages, and the position currently held by each such person within the Company as of July 24, 2009.

Name	Age	Position

Mr. David A. Broecker	48	President, Chief Executive Officer, and Director
Ms. Kathryn L. Biberstein	50	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer
Mr. James M. Frates	42	Senior Vice President, Chief Financial Officer and Treasurer
Mr. Michael J. Landine	55	Senior Vice President, Corporate Development
Dr. Elliot W. Ehrich	50	Senior Vice President, Research and Development, and Chief Medical Officer
Mr. Gordon G. Pugh	51	Senior Vice President and Chief Operating Officer
Mr. Richard F. Pops	47	Director, Chairman of the Board
Mr. David W. Anstice(1)	61	Director
Dr. Floyd E. Bloom(2)(3)	72	Director
Mr. Robert A. Breyer	65	Director
Ms. Geraldine Henwood(3)	56	Director
Mr. Paul J. Mitchell(1)(2)	56	Director
Dr. Alexander Rich(3)	84	Director
Mr. Mark B. Skaletsky(1)(2)	61	Director
Mr. Michael A. Wall	80	Director, Chairman Emeritus

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominating and Corporate Governance Committee

Biographical Information

Mr. Broecker has served as President of Alkermes since January 2002 and Chief Executive Officer since April 2007. From February 2001 until April 2007, Mr. Broecker served as Chief Operating Officer of Alkermes. From August 1985 to January 2001, he was employed at Eli Lilly and Company (“Eli Lilly”), a pharmaceutical company. During his tenure at Eli Lilly, Mr. Broecker managed Eli Lilly’s largest pharmaceutical manufacturing facility outside of the U.S., located in Kinsale, Ireland, as General Manager. He also worked as a General Manager in Eli Lilly’s packaging and distribution operations in Germany, and Director of Marketing for Advanced Cardiovascular Systems, now a part of Guidant Corporation, a subsidiary of Boston Scientific. Mr. Broecker is also a member of the advisory board for the Center for Integrated Behavioral Health at George Washington University and a trustee of Wabash College.

Ms. Biberstein is Senior Vice President and General Counsel of Alkermes. From March 2003 to April 2007, Ms. Biberstein served as Vice President and General Counsel of Alkermes. She has served as Secretary of Alkermes since June 2004. She is the Chief Compliance Officer of Alkermes. She was Of Counsel at Crowell & Moring LLC from February 2002 to February 2003 and performed legal consulting services for various clients from March 2000 to February 2002. She was also employed by Serono S.A. as General Counsel from 1993 to March 2000, where she was a member of the Executive Committee.

Mr. Frates has been Senior Vice President, Chief Financial Officer and Treasurer of Alkermes since April 2007. From June 1998 to April 2007, Mr. Frates served as Vice President, Chief Financial Officer and Treasurer of Alkermes. From June 1996 to June 1998, he was employed at Robertson, Stephens & Company, most recently as a Vice President in Investment Banking. Prior to that time he was employed at

Morgan Stanley & Co. Mr. Frates currently serves on the Board of Directors of GPC Biotech AG, a biotechnology company and is a national director of the Association of Bioscience Financial Officers.

Mr. Landine is Senior Vice President, Corporate Development of Alkermes. From March 1999 until May 2007, Mr. Landine served as Vice President, Corporate Development of Alkermes. From March 1988 until June 1998, he was Chief Financial Officer and Treasurer of Alkermes. Mr. Landine is a member of the Board of Directors of Kopin Corporation, a manufacturer of components for electronic products; GTC Biotherapeutics, Inc., a biotechnology company, and ECI Biotech. Mr. Landine is a Certified Public Accountant.

Dr. Ehrich serves as Senior Vice President of Research and Development and Chief Medical Officer at Alkermes. Prior to assuming this position in May 2007, Dr. Ehrich served as Vice President, Science Development and Chief Medical Officer. Dr. Ehrich leads the Research and Development, Clinical Sciences and Drug Safety functions at Alkermes. Prior to joining Alkermes in 2000, Dr. Ehrich spent seven years at Merck & Co., Inc., overseeing the clinical development and registration of novel pharmaceuticals. Dr. Ehrich is a Fellow of the American College of Rheumatology and has had numerous publications in peer-reviewed journals. Dr. Ehrich worked as research associate at the European Molecular Biology Laboratory (EMBL) in Heidelberg, Germany before attending medical school. Dr. Ehrich is also a member of the scientific advisory board for Aileron Therapeutics.

Mr. Pugh serves as Senior Vice President and Chief Operating Officer at Alkermes. Prior to assuming these positions in May 2007, Mr. Pugh served as Vice President of Operations at Alkermes. In his current role, he is responsible for the overall leadership of the Operations departments at Alkermes. Additionally, he oversees site management in Cambridge, Massachusetts, and Wilmington, Ohio. Mr. Pugh has over 25 years of operations and manufacturing experience, the last eight prior to joining Alkermes with Lonza Biologics, Inc. as the Vice President of manufacturing operations in the U.S. and Europe.

Mr. Pops has been a director of Alkermes since February 1991 and has been chairman of the board of directors of Alkermes since April 2007. Mr. Pops served as Chief Executive Officer of Alkermes from February 1991 to April 2007. Mr. Pops currently serves on the Board of Directors of Neurocrine Biosciences, Inc., CombinatoRx, Incorporated, Acceleron Pharma, Inc. , Epizyme Inc., the Biotechnology Industry Organization (BIO), the Pharmaceutical Research and Manufacturers of America (PhRMA), and the New England Healthcare Institute. He is an advisory board member of Polaris Venture Partners. He is also a member of the Harvard Medical School Board of Fellows and the Fessenden School Board of Trustees.

Mr. Anstice has been a director of Alkermes since October 2008. He served as Executive Vice President of Merck & Co., Inc. from 2006 through August 2008 with responsibility for enterprise strategy and implementation; during two separate parts of this period he was acting President, Global Human Health and President of Merck’s business in Japan. From 2003 to 2006, Mr. Anstice served as President of Merck, with responsibility for Merck’s Asia Pacific businesses. In his 34 years with Merck, he held a variety of positions with their worldwide ventures, including President, U.S. Human Health; President Human Health, the Americas; and President, Human Health, Europe and reported to the CEO of Merck from 1994 through August 2008. Mr. Anstice serves as Chairman and President of the Board of the University of Sydney USA Foundation; Member of the Board of Management for the Morris Arboretum at the University of Pennsylvania; Trustee for the US Foundation of the University Del Valle of Guatemala; Board Member of the United States Studies Centre at the University of Sydney; and a board of advice member for the University of Sydney faculty of Economics and Business. He is also a director of CSL Limited, a global, specialty biopharmaceutical company.

Dr. Bloom is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Bloom has been active in neuropharmacology for more than 35 years, holding positions at Yale University, the National Institute of Mental Health and The Salk Institute. Since 1983, he has been at The Scripps Research Institute where he was Chairman of the Department of Neuropharmacology until February 2005 and where he is currently a Professor Emeritus. From 2000 to 2006, Dr. Bloom served as chief executive officer of Neurome, Inc., a biotechnology company. Dr. Bloom served as Editor-in-Chief of Science from 1995 to May 2000. He is a member of the National Academy of Science, the Institute of Medicine, the Royal Swedish Academy of Science, and the Board of Trustees of Washington University, as Chairman of National Council for the School

of Medicine. He also serves on the Veterans Administration’s Gulf War Veterans Illness Research Advisory Committee and on the President’s Council on Bioethics. Dr. Bloom also serves on the Scientific Advisory Boards of Middlebrook Pharmaceuticals, Rivervest, Anvita Health., Psylin, Ceregen, Inc. and RxGen, Inc. Dr. Bloom, a former member of the Board of Directors of Elan Corporation, currently serves on Elan Corporation’s Science and Technology Committee.

Mr. Breyer has been a director of Alkermes since July 1994. He served as the President of Alkermes from July 1994 until his retirement in December 2001 and Chief Operating Officer from July 1994 to February 2001. From August 1991 to December 1993, Mr. Breyer was President and General Manager of Eli Lilly Italy, a subsidiary of Eli Lilly, a pharmaceutical company. From September 1987 to August 1991, he was Senior Vice President, Marketing and Sales, of IVAC Corporation, a medical device company and a subsidiary of Eli Lilly. Mr. Breyer is also a member of the Board of Directors of Lentigen, Inc.

Ms. Henwood has been a director of Alkermes since April 2003. She is currently the CEO of Recro Pharma Inc. and Garnet BioTherapeutics, Inc. and a consultant with Malvern Consulting Group. From 1999 to July 2006, she was the President and Chief Executive Officer of Auxilium Pharmaceuticals, a pharmaceutical company co-founded by Ms. Henwood and specializing in urologic and male health. Prior to founding Auxilium, Ms. Henwood founded, in 1985, a contract research organization (CRO), IBAH, Inc., that became a public company and was eventually sold to a large healthcare company. Prior to founding IBAH, Ms. Henwood was employed by SmithKline Beecham, a pharmaceutical company, in various capacities including senior commercial, medical and regulatory positions. Ms. Henwood serves on the Board of Directors of MAP Pharmaceuticals, Inc. and is a trustee of Neumann College.

Mr. Mitchell has been a director of Alkermes since April 2003. He served as the Chief Financial Officer and Treasurer of Kenet, Inc. from April 2002 until January 2009. Prior to joining Kenet, Mr. Mitchell was the Chief Financial Officer and Treasurer of Kopin Corporation from April 1985 through September 1998. From September 1998 through June 2001, Mr. Mitchell served in a consulting role at Kopin as Director of Strategic Planning. Prior to joining Kopin, Mr. Mitchell worked for the international accounting firm of Touche Ross & Co. from 1975 to 1984. Mr. Mitchell is also President of Mitchell Financial Group, an investment and consulting firm with activities in the technology, healthcare and financial services industries. He is a Certified Public Accountant.

Dr. Rich is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Rich has been a professor at the Massachusetts Institute of Technology since 1958, and is the William Thompson Sedgwick Professor of Biophysics and Biochemistry. He is a member of the National Academy of Sciences, the American Academy of Arts and Sciences and the Institute of Medicine. Dr. Rich is Chairman of the Board of Directors of Repligen Corporation, a biopharmaceutical company and a member of the Board of Directors of Profectus Biosciences, Inc. He serves on the editorial board of Genomics and the Journal of Biomolecular Structure and Dynamics.

Mr. Skaletsky has been a director of Alkermes since June 2004. He is currently CEO and President of Fenway Pharmaceuticals. Mr. Skaletsky was the President, Chief Executive Officer, and Chairman of Trine Pharmaceuticals, Inc. (formerly Essential Therapeutics, Inc.), a drug development company, from 2001 to 2007. From 2000 to 2001, Mr. Skaletsky was the Chairman and Chief Executive Officer of The Althexis Company, a drug development company. From 1993 to 2000, he was the President and CEO of GelTex Pharmaceuticals, Inc. until its acquisition by Genzyme, Inc. Mr. Skaletsky serves on the Board of Directors for three biotechnology companies: Immunogen, Inc., Targacept, Inc. and AMAG Pharmaceuticals, Inc., Inc. He is also a member of the Board of Trustees of Bentley College and is a member of the Board of Directors and a former Chairman of the Biotechnology Industry Organization (BIO).

Mr. Wall is a founder of Alkermes and was Chairman of the Board of Alkermes from 1987 to 2007. He is currently Chairman Emeritus of Alkermes, as well as a part-time employee. From April 1992 until June 1993, he was a director and Chairman of the Executive Committee of Centocor, Inc., a biopharmaceutical company. From November 1987 to June 1993, he was Chairman Emeritus of Centocor.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of Members of the Board of Directors

The Company defines an “independent” director in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules promulgated thereunder and the applicable rules of the Nasdaq Stock Market LLC (“Nasdaq”). Because it is not possible to anticipate or explicitly provide for all potential situations that may affect independence, the Board periodically reviews each director’s status as an independent director and whether any independent director has any other relationship with the Company that, in the judgment of the Board, would interfere with the director’s exercise of independent judgment in carrying out such director’s responsibilities as a director. The Board makes a determination as to whether each director is “independent” under the applicable provisions of the Exchange Act, the rules promulgated thereunder and the applicable rules of Nasdaq at two points in time during the year — after the annual meeting of shareholders and in conjunction with the preparation and filing of the Company’s Proxy Statement. To assist in making its determination, the Board solicits information from each of the Company’s directors regarding whether such director, or any family member of his immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a debt relationship with the Company or received personal benefits outside the scope of such person’s normal compensation.

The Board of Directors has determined that each of David W. Anstice, Floyd E. Bloom, Geraldine Henwood, Paul J. Mitchell, Alexander Rich and Mark B. Skaletsky are independent within the meaning of the Company’s director independence standards and the director independence standards of the Exchange Act and Nasdaq. Furthermore, the Board of Directors has determined that each member of each of the committees of the Board of Directors is independent within the meaning of the Company’s, the Exchange Act and Nasdaq’s director independence standards.

Executive Sessions of Independent Directors

The Board’s policy is to hold meetings of the independent directors following each regularly scheduled in-person Board Meeting (other than in connection with the annual meeting of shareholders). Independent director sessions do not include any employee directors of the Company, and a majority of the independent directors will determine who will assume the responsibility of chairing such sessions. Since February 2005, Mr. Skaletsky has been the presiding director of the executive sessions of the independent directors.

Policies Governing Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, from time to time, the appropriate qualities, skills and characteristics desired of Board members in the context of the current make-up of the Board. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

•	Directors must be of high ethical character and share the values of the Company as reflected in the Company’s Code of Business Conduct and Ethics applicable to all directors, officers and employees;

•	Directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	Directors must have the ability to exercise sound business judgment; and

•	Directors must have substantial business or professional experience and be able to offer advice and guidance to the Company’s management based on that experience.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating director nominees, such as:

•	An understanding of and experience in biotechnology and pharmaceutical industries;

•	An understanding of and experience in accounting oversight and governance, finance and marketing;

•	Leadership experience with public companies or other significant organizations;

•	International experience; and

•	Diversity of age, gender, culture and professional background.

These factors and others are considered useful by the Board, and are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

Board members are expected to prepare for, attend, and participate in all Board meetings, meetings of Committees on which they serve and the Company’s annual meeting of shareholders. In addition, directors should stay abreast of the Company’s business and markets. The General Counsel and the Chief Financial Officer will be responsible for assuring the orientation of new directors, and for periodically providing materials or briefing sessions for all directors on subjects that would assist them in discharging their duties. Periodically, the Company will provide opportunities for directors to visit Company facilities in order to provide greater understanding of the Company’s business and operations. The Board performs an annual self-evaluation. The Board, in coordination with each Committee, performs an annual performance evaluation of each such Committee. The Board, following review by the Nominating and Corporate Governance Committee, determines whether other educational measures are appropriate as part of the annual Board evaluation.

Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as an outstanding director. Board members should not hold more than six directorships (including such member’s seat on the Company’s Board of Directors), excluding for this purpose, not-for-profit organizations, trade organizations and related organizations, unless otherwise agreed to by the Nominating and Corporate Governance Committee. These other commitments will be considered by the Nominating and Corporate Governance Committee and the Board when reviewing Board candidates. Directors are expected to report changes in their primary business or professional association, including retirement, to the Chairperson of the Board and the Chairperson of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, in consultation with the Chairperson of the Board, will consider any effects these changes may have on the effectiveness of the director’s contribution to the work of the Board.

Process for Identifying and Evaluating Director Nominees

The Board is responsible for selecting its own members to stand for election. The Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board and management will be requested to take part in the process as appropriate.

Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board. The Nominating and Corporate Governance Committee also recommends candidates for the Board’s appointment to the committees of the Board.

Procedure for Recommendation of Director Nominees by Shareholders

The Nominating and Corporate Governance Committee will consider director candidates who are recommended by shareholders of the Company. Shareholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director candidates, shall follow the following procedures:

The Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 90th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to shareholders in connection with the preceding year’s annual meeting.

Such recommendation for nomination must be in writing and include the following:

•	Name and address of the shareholder making the recommendation, as they may appear on the Company’s books and records, and of such record holder’s beneficial owner;

•	Number of shares of capital stock of the Company that are owned beneficially and held of record by such shareholder and such beneficial owner;

•	Name and address of the individual recommended for consideration as a director nominee (a “Director Nominee”);

•	The principal occupation of the Director Nominee;

•	The total number of shares of capital stock of the Company that will be voted for the Director Nominee by the shareholder making the recommendation;

•	All other information relating to the Director Nominee that would be required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including the Director Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the Board and elected); and

•	A written statement from the shareholder making the recommendation stating why such recommended candidate would be able to fulfill the duties of a director.

Nominations must be sent to the attention of the Secretary of the Company by one of the two methods listed below:

By U.S. Mail (including courier or expedited delivery service):

Alkermes, Inc.
88 Sidney Street
Cambridge, MA 02139
Attn: Secretary of Alkermes, Inc.

By facsimile to:

(617) 621-7856
Attn: Secretary of Alkermes, Inc.

The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee. Once the Nominating and Corporate Governance Committee receives the nomination of a candidate, the candidate will be evaluated and a recommendation with respect to such candidate will be delivered to the Board. Nominations not made in accordance with the foregoing policy shall be disregarded by the Nominating and Corporate Governance Committee and votes cast for such nominee shall not be counted.

Composition and Responsibilities of the Board of Directors

Size of the Board

The Board of Directors currently consists of ten members. The Board periodically reviews the appropriate size of the Board and, in accordance with the Company’s By-laws, this number may be adjusted from time to time.

Board Compensation

It is the general policy of the Board that Board compensation should be a mix of cash and equity based compensation. Full-time employee directors will not be paid for Board membership in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from the Company if the receipt of such fees would result in disqualifying the director as an “independent” director in accordance with the applicable provisions of the Exchange Act, the rules promulgated thereunder and the applicable rules of Nasdaq. To the extent practicable or required by applicable rule or regulation, independent directors who are affiliated with the Company’s service providers or partners or collaborators will undertake to ensure that their compensation from such providers or partners or collaborators does not include amounts connected to payments by the Company. The Compensation Committee periodically reviews director compensation.

Operation of Board of Directors

The Company’s business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers of the Company, by reviewing materials provided to them, by visiting the Company’s offices and by participating in meetings of the Board and its committees and the annual meeting of shareholders.

Succession Plan

The Chairman of the Board reviews succession planning and management development with the Board of Directors on an annual basis.

Scheduling and Selection of Agenda Items for Board Meetings

In-person Board meetings are scheduled in advance at least four times a year. Furthermore, additional Board meetings may be called upon appropriate notice at any time to address specific needs of the Company. Each director may propose the inclusion of items on the agenda, request the presence of or a report by any member of the Company’s management, or at any Board meeting raise subjects that are not on the agenda for that meeting. The Board may also take action from time to time by unanimous written consent.

Typically, the meetings of the Board are held at the Company’s headquarters in Cambridge, Massachusetts, but occasionally meetings may be held at other locations at the discretion of the Board.

The annual cycle of agenda items for Board meetings is expected to change on a periodic basis to reflect Board requests, changing business and legal issues and the work done by the Board Committees.

Board Committees

The Company currently has three standing Committees: Audit, Compensation, and the Nominating and Corporate Governance Committees. There will, from time to time, be occasions on which the Board may form a new committee or disband a current committee depending upon the circumstances. The Audit, Compensation and Nominating and Corporate Governance Committees shall each be composed entirely of independent directors.

Each Committee has a written charter, approved by the Board, which describes the Committee’s general authority and responsibilities. Each Committee will undertake an annual review of its charter, and will work with the Board to make such revisions as are considered appropriate.

Each Committee has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the Committee in its work.

Each Committee will regularly report to the Board concerning the Committee’s activities.

Assignment of Committee Members

The Board is responsible for the appointment of Committee members.

Frequency and Length of Committee Meetings and Committee Agenda

The Committee Chairperson, in consultation with the Chairman of the Board and appropriate members of management, will determine the frequency and length of the Committee meetings and develop the Committee’s agenda. The agendas and meeting minutes of the Committees will be shared with the full Board, and other Board members are welcome to attend Committee meetings, except that non-independent directors are not permitted to attend the executive sessions of any Committee.

Policies Governing Security Holder Communications with the Board of Directors

The Board provides to every security holder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for security holder communication (as that term is defined by the rules of the Securities and Exchange Commission) as follows:

For communications directed to the Board as a whole, security holders may send such communication to the attention of the Chairperson of the Board via one of the two methods listed below:

By U.S. Mail (including courier or expedited delivery service):

Alkermes, Inc.
88 Sidney Street
Cambridge, MA 02139
Attn: Chairperson of the Board of Directors

By facsimile at:

(617) 621-7856
Attn: Chairperson of the Board of Directors

For security holder communications directed to an individual director in his or her capacity as a member of the Board, security holders may send such communications to the attention of the individual director via one of the two methods listed below:

By U.S. Mail (including courier or expedited delivery service):

Alkermes, Inc.
88 Sidney Street
Cambridge, MA 02139
Attn: [Name of Individual Director]

By facsimile at:

(617) 621-7856
Attn: [Name of Individual Director]

The Company will forward any such security holder communication to the Chairperson of the Board, as a representative of the Board, and/or to the director to whom the communication is addressed on a periodic basis. The Company will forward such communication by certified U.S. Mail to an address specified by each director and the Chairperson of the Board for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Shareholders

In April of 2004, the Board adopted a policy that all directors and all nominees for election as directors attend the Company’s annual meeting of shareholders in person. All directors attended the 2008 annual meeting of shareholders.

Code of Ethics

The Company has adopted a “code of ethics” (as defined by the regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act) that applies to all of the Company’s directors and employees, including principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company’s Code of Business Conduct and Ethics also meets the requirements of a “code of conduct” (as defined by the rules of Nasdaq) and is applicable to all of the Company’s officers, directors and employees. A current copy of the Code of Business Conduct and Ethics is available on the Governance page of the Investor Relations section of the Company’s website, available at http://investor.alkermes.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from the Company upon request directed to: Alkermes, Inc., Attention: Investor Relations, 88 Sidney Street, Cambridge, Massachusetts 02139.

Members of the Board of Directors shall act at all times in accordance with the requirements of the Company’s Code of Business Conduct and Ethics, which shall be applicable to each director in connection with his or her activities relating to the Company. This obligation shall at all times include, without limitation, adherence to the Company’s policies with respect to conflicts of interest, confidentiality, protection of the Company’s assets, ethical conduct in business dealings and respect for and compliance with applicable law. Any waiver of the requirements of the Code of Business Conduct with respect to any individual director or any executive officer shall be reported to, and be subject to the approval of, the Board of Directors.

For more corporate governance information, you are invited to access the Governance page of the Investor Relations section of the Company’s website, available at: http://investor.alkermes.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held seven meetings during the last fiscal year and otherwise acted by unanimous consent. All of the Company’s directors, except for David W. Anstice, attended at least 75% of the aggregate of all meetings held during the prior full fiscal year of the Board of Directors and of all committees of which the director was a member. Mr. Anstice attended 66% of the aggregate of all meetings of the Board of Directors and committees of which he was a member. Although Mr. Anstice attended all regularly scheduled meetings of the Board of Directors and committees of which he was a member, Mr. Anstice was unable to attend two ad hoc joint Board of Directors/Compensation Committee meetings held telephonically just after he became a director for the sole purpose of addressing the deductibility of certain stock option grants under Section 162(m). See “Compensation Discussion and Analysis — Tax Deductibility of Compensation.” The standing committees of the Board are the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.

The Audit Committee consists of Floyd E. Bloom, Paul J. Mitchell and Mark Skaletsky. Mr. Mitchell serves as chair of the Audit Committee. In compliance with the Sarbanes-Oxley Act of 2002, the entire Board determined, based on all available facts and circumstances, that Mr. Mitchell and Mr. Skaletsky are both “audit committee financial experts” as defined by the Securities and Exchange Commission. The Audit Committee met seven times during the last fiscal year. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which can be found on the Governance page of the Investor

Relations section of the Company’s website, available at: http://investor.alkermes.com. Each member of the Audit Committee is independent as such term is defined in Rule 5605(a)(2) of The Nasdaq Stock Market’s listing standards.

Under the terms of its current Charter, the Audit Committee is responsible for (1) appointing, compensating and retaining the Company’s independent public accountants, (2) overseeing the work performed by any independent public accountants, (3) assisting the Board of Directors in fulfilling its responsibilities by: (i) reviewing the financial reports provided by the Company to the Securities and Exchange Commission, the Company’s shareholders or to the general public (ii) reviewing the Company’s internal financial and accounting controls, and (iii) reviewing and approving all related party transactions, (4) recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of the Company’s financial condition and results of operations, and (5) establishing procedures designed to facilitate: (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The committee will engage advisors as necessary, distribute relevant funding provided by the Company, and serve as the Qualified Legal Compliance Committee (the “QLCC”) in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission thereunder. Additionally, the Audit Committee is responsible for approving, in advance, any and all audit and non-audit services to be performed by PWC. All services provided by PWC during fiscal year 2009 were pre-approved by the Audit Committee.

The Nominating and Corporate Governance Committee currently consists of Floyd E. Bloom, Geraldine Henwood and Alexander Rich. Ms. Henwood serves as chair of the Nominating and Corporate Governance Committee. Under the terms of its current Charter, the Nominating and Corporate Governance Committee is responsible for (1) identifying individuals qualified to become members of the Board and recommending that the Board select the director nominees for election, (2) periodically reviewing the Company’s Code of Business Conduct and Ethics applicable to all directors, officers and employees, and (3) monitoring compliance with the Code of Business Conduct and Ethics. Each of the members of the Nominating and Corporate Governance Committee is independent as such term is defined in Rule 5605(a)(2) of The Nasdaq Stock Market’s listing standards. During the last fiscal year, the Nominating and Corporate Governance Committee met three times.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on the Governance page of the Investor Relations section of the Company’s website, available at http://investor.alkermes.com.

The Compensation Committee, currently consisting of Paul J. Mitchell, David W. Anstice and Mark Skaletsky met eleven times during the last fiscal year and otherwise acted by unanimous written consent. Mr. Skaletsky serves as chair of the Compensation Committee. Prior to October 2008, the Compensation Committee consisted of Paul J. Mitchell, Alexander Rich and Mark Skaletsky. Under the terms of its current Charter, the Compensation Committee is responsible for (1) discharging the Board’s responsibilities relating to the compensation of the Corporation’s executives, (2) administering the Company’s incentive compensation and equity plans, (3) reviewing and discussing with the Company’s management the Company’s executive compensation disclosure (including the Company’s disclosure under “Compensation Discussion and Analysis”) included in reports and registration statements filed with the Securities and Exchange Commission. The primary objective of the Compensation Committee is to develop and implement compensation policies and plans that are appropriate for the Company and which provide incentives that further the Company’s long-term strategic plan and are consistent with the culture of the Company and the overall goal of enhancing the Company’s performance. Each of the members of the Compensation Committee is independent as such term is defined in Rule 5605(a)(2) of The Nasdaq Stock Market’s listing standards.

The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on the Governance page of the Investor Relations section of the Company’s website, available at: http://investor.alkermes.com.

The Compensation Committee has established procedures for the grant of options to new employees. The Limited Compensation Sub-Committee, consisting of Mark Skaletsky, acted by unanimous written consent during fiscal year 2009. The Limited Compensation Sub-Committee has the authority to make individual grants of stock options, up to the limit of its authority, to employees of the Company who are not subject to the reporting requirements of the Exchange Act and who are below the level of Vice President of the Company. The Limited Compensation Sub-Committee has generally approved new hire employee stock option grants of up to 15,000 shares per individual grant to such eligible employees.

The Limited Compensation Sub-Committee will grant options to new hires, within the limits of its authority, on the first Wednesday following the first Monday of each month (or the first business day thereafter if such day is a holiday) (the “New Hire Grant Date”) for all new hires beginning their employment the prior month. New hire grants that exceed the authority of the Limited Compensation Sub-Committee will be granted on the New Hire Grant Date or, if not possible, as soon as practicable thereafter, by the Compensation Committee as a whole.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has retained the firm of PricewaterhouseCoopers LLP, independent registered public accountants, to serve as independent registered public accountants for the fiscal year ending March 31, 2010. The Audit Committee reviewed and discussed the performance of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year ending March 31, 2009. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to stockholders for ratification. If the selection of registered public accountants is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year ending March 31, 2010.

REPORT OF THE AUDIT COMMITTEE

This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee currently consists of Messrs. Bloom, Mitchell and Skaletsky. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the Securities and Exchange Commission including Rule 10A-3(b)(1) under the Exchange Act and that Messrs. Mitchell and Skaletsky qualify as “audit committee financial experts” under the rules of the Securities and Exchange Commission. The Audit Committee has the responsibility and authority described in the Audit Committee Charter which has been approved by the Board of Directors. A copy of the Audit Committee Charter is available on the Governance page of the Investor Relations section of the Company’s website, available at: http://investor.alkermes.com.

In accordance with law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent auditors. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

During the fiscal year ended March 31, 2009, the Company’s independent registered public accountants were PricewaterhouseCoopers LLP (“PWC”). PWC is responsible for performing an independent audit of the consolidated financial statements, and an independent audit of the effectiveness of the Company’s internal control over financial reporting, as well as attesting to management’s assessment of the effectiveness of the Company’s internal control over financial reporting, each in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). PWC also performed audit-related services, tax services and other permissible non-audit services for the Company during the fiscal year ended March 31, 2009, as described more fully below.

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report with management, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies, accounting estimates resulting from the application of these policies, the substance and clarity of disclosures in the financial statements, and reviewed the Company’s disclosure control process and internal control over financial reporting. In addition, the Audit Committee reviewed the rules under the Sarbanes-Oxley Act that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members. The Audit Committee reviewed with PWC, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally acceptable in the United States, the overall scope and plans for their audit, and PWC’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and accounting estimates resulting from the application of these policies, and the substance and clarity of disclosures in the financial statements, and reviewed with PWC the Company’s disclosure control process and internal control over financial reporting. The Committee met with PWC, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Audit Committee has reviewed the audited consolidated financial statements of the Company at March 31, 2009 and 2008 and the consolidated financial statements for each of the quarters in the two-year period ended March 31, 2009, and has discussed them with both management and PWC. In connection with the Company’s Form 10-K for the year ended March 31, 2009, the Audit Committee discussed with management the results of the Company’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act. The Audit Committee has also discussed with PWC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees), other standards of the PCAOB, the rules of the Securities and Exchange Commission and other applicable regulations, as currently in effect. This discussion included, among other things, a review with management of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting policies and practices used by the Company. The Audit Committee has received the written disclosures and the letter from PWC to confirm their independence as required by applicable requirements of the PCAOB regarding the independent accountants communication with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence. Based on its review of the financial statements and these discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements and management’s assessment of the Company’s control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and the Board of Directors approved such inclusion.

The Audit Committee also reviewed the Company’s quarterly financial statements during the fiscal year ended March 31, 2009 and discussed them with both the management of the Company and PWC prior to including such interim financial statements in the Company’s quarterly reports on Form 10-Q. In connection with the Company’s quarterly reports on Form 10-Q for its first, second and third fiscal quarters of 2009, the Audit Committee discussed with management and PWC the results of the Company’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act.

During the course of the fiscal year ended March 31, 2009, management completed the testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. At the conclusion of the process, management provided the Committee with and the Audit Committee reviewed a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 filed with the Securities and Exchange Commission, as well as PWC’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in the fiscal year ending March 31, 2010.

The Audit Committee monitors the activity and performance of PWC. All services to be provided by PWC are pre-approved by the Audit Committee. The Audit Committee’s evaluation of the performance of PWC included, among other things, the amount of fees paid to PWC for audit and permissible non-audit services in fiscal year ended March 31, 2009. Information about PWC fees for the fiscal years ended March 31, 2009 and 2008 is discussed below in this Proxy Statement under “Audit Fees.” The Audit Committee has retained PWC to serve as the Company’s auditors for the fiscal year ending March 31, 2010.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Audit Committee,

Paul J. Mitchell, Chair
Floyd E. Bloom
Mark Skaletsky

For more information about our Audit Committee and its charter, you are invited to access the Governance page of the Investor Relations section of the Company’s website, available at:
http://investor.alkermes.com.

AUDIT FEES

Aggregate fees for fiscal 2009 and fiscal 2008

On July 10, 2007, the Company engaged PWC as its new independent registered public accounting firm beginning with the review of the financial statements to be included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2007. During the years ended March 31, 2009 and 2008, PWC provided various audit, audit-related and tax services to us. The Audit Committee understands the need for PWC to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of PWC, our Audit Committee has adopted policies and procedures which require it to pre-approve all audit and non-audit services performed by PWC.

The aggregate fees of PWC for the years ended March 31, 2009 and 2008 are as follows:

	2009	2008

Audit fees:
Audit and review of financial statements(1)	$541,000	$538,300
Other accounting consultations(2)	30,000	63,200

Total audit fees	571,000	601,500

Audit-related fees	—	—
Tax fees(3)	75,000	49,320
All other fees(4)	1,500	1,500

Total	$647,500	$652,320

(1)	Consists of fees for services related to the audit of our annual consolidated financial statements and the review of our quarterly consolidated financial statements, including the review of our internal controls over financial reporting.

(2)	Consists of fees in connection with our annual and quarterly consolidated financial statements and other engagements related to the fiscal year, including fees in connection with our responses to inquiries of the Securities and Exchange Commission related to our periodic filings.

(3)	Consists of fees for tax advisory services other than those related to the audit of our annual consolidated financial statements and review of our quarterly consolidated financial statements.

(4)	Represents payment for access to the PWC on-line accounting research database.

OWNERSHIP OF THE COMPANY’S COMMON STOCK

The following table and notes provide information about the beneficial ownership of our outstanding, Common Stock as of July 24, 2009 by:

•	each of the Company’s current directors and director nominees;

•	the Company’s Chief Executive Officer;

•	the Company’s Chief Financial Officer;

•	each of the Company’s three other most highly compensated executive officers named in the Summary Compensation Table; and

•	all of the Company’s current directors and executive officers as a group.

According to Securities and Exchange Commission rules, the Company has included in the column “Number of Issued Shares” all shares over which the person has sole or shared voting or investment power, and the Company has included in the column “Number of Shares Issuable” all shares that the person has the right to acquire within 60 days after July 24, 2009 through the exercise of any stock option, vesting of any stock award or other right. All shares that a person has a right to acquire within 60 days of July 24, 2009 are deemed outstanding for the purpose of computing the percentage beneficially owned by the person, but are not deemed outstanding for the purpose of computing the percentage beneficially owned by any other person.

Unless otherwise indicated, each person has the sole power (except to the extent authority is shared by spouses under applicable law) to invest and vote the shares listed opposite the person’s name. The Company’s inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership of those shares by the person listed in the table. The business address of each director and executive officer is Alkermes, Inc.; 88 Sidney Street; Cambridge, MA 02139.

Ownership by Directors and Executive Officers

	Number of	Number of Shares
	Issued Shares	Issuable(1)	Total	Percent(2)

Mr. David A. Broecker	77,116	1,731,563	1,808,679	1.88
Dr. Elliot W. Ehrich	31,579	576,302	607,881	*
Mr. James M. Frates	66,329	774,532	840,861	*
Mr. Richard F. Pops	392,824	3,100,938	3,493,762	3.58
Mr. Gordon G. Pugh	6,147	470,188	476,335	*
Mr. David Anstice	5,000	40,000	45,000	*
Dr. Floyd E. Bloom(3)	190,375	200,000	390,375	*
Mr. Robert A. Breyer	70,206	532,500	602,706	*
Ms. Geraldine Henwood	—	158,000	158,000	*
Mr. Paul J. Mitchell	8,000	148,000	156,000	*
Dr. Alexander Rich(4)	348,400	200,000	548,400	*
Mr. Mark B. Skaletsky	5,000	119,000	124,000	*
Mr. Michael A. Wall	608,450	195,000	803,450	*
All Directors and Executive officers as a group (15 persons)	1,957,507	9,255,713	11,213,220	10.82

*	Represents less than one percent (1%) of the outstanding shares of Common Stock.

(1)	Shares that can be acquired through stock options exercisable and restricted stock awards vesting by September 22, 2009, which is 60 days from the Record Date.

(2)	Applicable percentage of ownership as of the Record Date is based upon 94,379,452 shares of Common Stock outstanding.

(3)	Includes 190,375 shares of Common Stock held by The Corey Bloom Family Trust, of which Dr. Bloom is a Trustee and as to which he disclaims beneficial ownership except to the extent of his pecuniary interest therein, if any.

(4)	Includes 343,000 shares of Common Stock held by a family trust, of which Dr. Rich is a Trustee and as to which he disclaims beneficial ownership except to the extent of his pecuniary interest therein, if any.

Ownership By Principal Stockholders

The following table and notes provides information about the beneficial ownership of our Common Stock as of July 24, 2009, or as otherwise set forth below, by each stockholder known to us to be the beneficial owner of more than 5% of our Common Stock.

	Number of
	Shares(1)	Percent (%)

FMR LLC(2)	14,160,480	14.92
82 Devonshire Street Boston, MA 02109
Wellington Management Company, LLP(3)	12,251,494	12.91
75 State Street Boston, MA 02109
Federated Investors, Inc.(4)	10,897,673	11.48
Federated Investors Tower Pittsburgh, PA 15222
D.E. Shaw & Co.(5)	6,598,823	6.90
120 W. 45th Street, Tower 45, 39th Floor New York, NY 10036
Barclays Global Investors (Deutschland) AG(6)	6,598,823	5.88
Apianstrasse 6, D-85774 Unterfohring, Germany

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated below, to the knowledge of the Company, all persons listed have sole voting and investment power with respect to their shares of Common Stock.

(2)	Based solely on a Schedule 13G/A dated February 17, 2009, FMR LLC, a parent holding company, has sole voting power over 118,040 shares of Alkermes Common Stock and sole investment power over 14,160,480 shares of Alkermes Common Stock. Of the shares reported as beneficially owned by FMR LLC:

•	10,182,261 shares were owned by Fidelity Growth Company Fund, an investment company registered under the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 14,054,620 shares owned by the funds. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 14,054,620 shares of the Common Stock outstanding of Alkermes.

•	105,860 shares were owned by Pyramis Global Advisors, LLC (“PGALLC”) a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisors Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC each has sole dispositive power and sole voting power over such 105,860 shares and therefore, may be deemed to beneficially own the shares reported as beneficially owned by PGALLC.

In addition, due to their ownership, directly or through trusts, of shares representing 49% of the voting power of FMR LLC, the members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, may be deemed to beneficially own the shares reported as beneficially owned by FMR LLC. Neither FMR LLC not Edward C. Johnson 3d, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides in the funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Board of Trustees. The percentage of class beneficially owned is as reported in such 13G/A and is as of December 31, 2008.

(3)	Based solely on a Schedule 13G/A dated February 17, 2009, Wellington Management Company, LLP (“Wellington Management”), in its capacity as investment advisor, may be deemed to beneficially own 12,251,494 shares of Common Stock of Alkermes which are held of record by clients of Wellington Management. Wellington Management shares voting power over 9,562,124 shares of Alkermes Common Stock and shares investment power over 12,228,994 shares of Alkermes Common Stock. The percentage of class beneficially owned is as reported in such 13G/A and is as of December 31, 2008.

(4)	Based solely on a Schedule 13G/A dated February 13, 2009, Federated Investors, Inc. (“Federated”) in its capacity as investment advisor, may be deemed to beneficially own and has sole voting and dispositive power with respect to 10,897,673 shares of Alkermes Common Stock. Federated is the parent holding company of investment advisors that act as advisers to registered investment companies and separate accounts that own shares of Alkermes Common Stock. All of Federated’s outstanding stock is held in the Voting Shares Revocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees. As trustees, these individuals are each deemed to beneficially own and share voting and dispositive power with respect to the 10,897,673 shares. The percentage of class beneficially owned is as reported in such 13G/A and is as of December 31, 2008.

(5)	Based solely on a Schedule 13G/A dated February 17, 2009, D.E. Shaw Valence Portfolios, L.L.C. beneficially owns 6,596,200 shares of Alkermes Common Stock and shares voting and investment power with respect to all 6,596,200 shares. D.E. Shaw & Co., L.P. beneficially owns 6,598,823 shares of Alkermes Common Stock which is composed of 6,596,200 shares in the name of D.E. Shaw Valence Portfolios, L.L.C., 2,300 shares under the management of D.E. Shaw Investment Management, L.L.C. and 323 shares in the name of D.E. Shaw Synoptic Portfolios 2, L.L.C. D.E. Shaw & Co., L.P. and David E. Shaw share voting and investment power with respect to 6,598,823 shares. D. E. Shaw & Co., Inc. is the general partner of D. E. Shaw & Co., L.P., which is the investment adviser of D. E. Shaw Synoptic Portfolios 2, L.L.C., the managing member and investment adviser of D. E. Shaw Valence Portfolios, L.L.C., and the managing member of D. E. Shaw Investment Management, L.L.C. D. E. Shaw & Co. II, Inc., is the managing member of D. E. Shaw & Co., L.L.C., which is the managing member of D. E. Shaw Synoptic Portfolios 2, L.L.C. David E. Shaw does not own any shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of D.E. Shaw & Co., Inc. and D.E. Shaw & Co. II, Inc., David E. Shaw may be deemed to have the shared power to vote and the shared power to invest the 6,598,823 shares of Alkermes Common Stock. The percentage of class beneficially owned is as reported in such 13G/A and is as of December 31, 2008.

(6)	Based solely on a Schedule 13G dated February 5, 2009, Barclays Global Investors (Deutschland) AG (“Barclays AG”) beneficially owns and has sole dispositive power with respect to 5,584,129 shares of Alkermes Common Stock and has sole voting power with respect to 5,273,129 of these shares. The shares reported are held by Barclays AG in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclays Global Investors, NA., a bank, beneficially owns and has sole dispositive power with respect to 2,344,187 of the shares and has sole voting power with respect to 2,033,187 of the shares. Barclays Global Fund Advisors, an investment advisor, beneficially owns and has sole voting and dispositive power with respect to 3,239,942 of the shares. The percentage of class beneficially owned is as reported in such 13G and is as of December 31, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of the Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock.

Executive officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company for the fiscal year ended March 31, 2009, all reports were timely filed.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Corporate Governance

Our Compensation Committee reviews, oversees and administers our executive compensation programs. The Committee’s complete roles and responsibilities are set forth in the written charter adopted by the Board of Directors, which is available on the Governance page of the Investor Relations section of the Company’s website, available at: http://investor.alkermes.com. The Board of Directors selected the following individuals to serve on the Committee as of October 7, 2008: Mark B. Skaletsky (Chair), Paul J. Mitchell and David W. Anstice. Prior to October 2008, the Compensation Committee consisted of Mark B. Skaletsky (Chair), Paul J. Mitchell and Dr. Alexander Rich. Each of these individuals satisfies the independence requirements of Nasdaq.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain and motivate experienced and well-qualified executive officers who will promote the Company’s research and product development, manufacturing, commercialization and operational efforts. We structure our executive officer compensation packages based on level of job responsibility, peer comparisons, individual performance and overall Company performance. The Committee bases its executive compensation programs on the same objectives that guide the Company in establishing all its compensation programs, which are:

•	To provide an overall compensation package that rewards individual performance and corporate performance in achieving Company objectives, as a means to promote the creation and retention of value for the Company and its stockholders;

•	To attract and retain a highly skilled work force by providing a compensation package that is competitive with other employers who compete with us for talent;

•	To structure an increasing proportion of an individual’s compensation as performance-based as he or she progresses to higher levels within the Company;

•	To foster the long-term focus required for success in the biotechnology industry; and

•	To structure our compensation and benefits programs similarly across the Company.

Compensation Program Elements

The compensation program for executive officers consists of the following elements:

•	Base salary

•	Annual cash performance pay (bonus)

•	Long-term equity incentive awards, including:

•	Stock options

•	Restricted stock awards (also referred to as stock awards)

The Committee utilizes these elements of compensation to structure compensation packages for executive officers that can reward both short and long-term performance of the individual and the Company and foster executive retention.

Base Salary

Base salaries are used to provide a fixed amount of compensation for the executive’s regular work. The Committee establishes base salaries that are competitive with comparable companies for each position and level of responsibility to the extent such comparable companies and positions exist. The salaries of the executive officers are reviewed on an annual basis, at the time of the mid-fiscal year performance review established by the Company. The Committee may consider factors such as the individual’s performance, level of pay compared to comparable companies for each position and level of responsibility, experience in the position of the individual, cost of living indices, the magnitude of other annual salary increases at the Company, and general progress towards achieving the corporate objectives, in determining increases, if any, to base salary. Any base salary increase for an executive officer must be established by the Committee.

Cash Performance Pay

Cash performance pay motivates executive officers to achieve both short-term operational and longer term strategic goals that are aligned with and supportive of long-term Company value. Cash performance pay is awarded by the Committee after the fiscal year-end based on an evaluation of Company performance and each individual’s contribution to this performance. Performance objectives are established and evaluated by the Committee.

In May 2008, the Committee approved the Alkermes Fiscal Year 2009 Reporting Officer Performance Pay Plan, and established the Company’s fiscal year 2009 corporate objectives, target performance pay ranges and target performance pay that may be earned for the period April 1, 2008 to March 31, 2009 by the Company’s executive officers, including all of its named executive officers. The fiscal year 2009 corporate objectives under the plan were: successfully commercialize VIVITROL®; achieve key development program milestones; and achieve financial performance against budget. In May 2008, the committee set target performance pay for fiscal year 2009 as 60% of base salary for Mr. Pops and Mr. Broecker and 50% of base salary for the remaining executive officers named in the performance pay plan. Performance pay ranges determined by the Committee were 0% to 100% of base salary for each executive officer named in the performance pay plan. The Committee established such performance pay targets and performance pay ranges based generally on comparable market data. Performance pay under the executive performance pay plan is awarded after the close of the fiscal year based upon the Committee’s review of the performance of the Company against its fiscal year objectives, and the individual performance of each executive officer in achieving such goals. Individual performance of the participants is determined by the Committee in its sole discretion.

Equity Incentives — Stock Options, Restricted Stock Awards and Restricted Stock Unit Awards

In October 2008, the shareholders of the Company adopted the Alkermes, Inc. 2008 Stock Option and Incentive Plan (the “2008 Plan”). The award of stock options (both incentive and non-qualified options), restricted stock unit awards, restricted stock awards, cash-based awards, and performance share awards is permitted under the 2008 Plan. The Committee determined that equity awards would thereafter no longer be granted under any of the Company’s other equity plans, including the amended and restated 1999 Stock Option Plan, 2002 Restricted Stock Award Plan and 2006 Stock Option Plan for Non-Employee Directors (together with the 2008 Plan, the “Plans”), which comprised all other equity plans of the Company under which equity awards could then be granted. As used herein, the term “restricted stock award,” unless otherwise specified, will include restricted stock unit awards and restricted stock awards.

Grants of stock options and restricted stock awards under the Company’s equity compensation plan are designed to promote long-term retention and stock ownership, and align the interests of executives with those of stockholders, providing our executives with the opportunity to share in the future value they are responsible for creating. Generally, stock options and non-performance based restricted stock awards vest in equal annual installments over a four-year period. The Committee may, in its discretion, award equity with a different vesting schedule; however, under the 2008 Plan, restricted stock awards granted to employees that have a performance-based goal are required to have a restriction period of at least one year, and those with a time-based restriction are required to have at least a three year restriction period, although vesting can occur incrementally over such three year period. If any employee, including a named executive officer, retires after having met the retirement eligibility criteria reflected in our stock option grants, then the stock option will vest and become exercisable in full for a prescribed period of time after retirement, not to exceed the full term of the grant. The Committee has determined, however, that any stock option granted to Mr. Pops under his employment agreement would not receive the benefit of a certain Company retirement provision which would have provided Mr. Pops with accelerated vesting and greater time to exercise given his satisfaction of the required age and seniority requirements. If the retirement criteria have not been met, vested exercisable stock options remain exercisable for up to three months from the recipient’s date of termination from service and unvested stock options are forfeited. Currently, there are no special retirement provisions associated with restricted stock awards.

The number of options and restricted stock awards granted to each executive officer is generally determined by the Committee based on the performance of the executives and their contributions to overall Company performance; information with regard to stock option grants and restricted stock awards at comparable companies, and generally within the biotechnology industry, based upon data provided by the independent compensation consultant; consideration of previous equity awards made to such person; and personal knowledge of the Committee members regarding executive stock options and restricted stock awards at comparable companies. Consideration is also given to the impact of stock option and restricted stock awards on the Company’s results of operations.

During fiscal year 2008, the Committee decided to alter the historical composition of equity incentives at the Company from primarily stock options to a combination of stock options and restricted stock awards, while at the same time more selectively utilizing these types of equity compensation within the Company to focus on senior executives and those other key employees, as identified by our CEO in consultation with our human resources department, who are more likely to be motivated by such equity compensation. The Committee believes this philosophy will reward and retain key employees, while motivating executives to increase shareholder value. In this context, the Committee determined that the mix of stock options and restricted stock awards should be re-balanced within the company so that senior executives receive a greater proportion of stock options than restricted stock awards, vice presidents receive a more balanced mixture of the two, and the Company more aggressively utilize restricted stock awards for other key employees of the Company.

The Committee, in setting its compensation calendar for fiscal year 2009, determined to schedule one grant of restricted stock awards, the vesting of which would be tied to Company share price performance, to certain of the reporting officers at the beginning of the fiscal year and a second grant of equity awards to all eligible Company employees after conclusion of fiscal year 2009 to reward performance during such fiscal year. This second grant of equity awards would occur in May, after the window to trade in Company securities reopened following the announcement of the Company’s year-end financial results. The Committee chose to make the May equity grant after the close of our fiscal year so that it may fully evaluate the performance of the Company during the entire prior fiscal year against its fiscal year performance objectives.

For fiscal year 2009, the Committee established the range of equity compensation for each of Mr. Pops and Mr. Broecker to be between 0 and 500,000 shares and determined that in order for each of Mr. Pops or Mr. Broecker to receive an equity award, at least 33% of his performance objectives — consisting of the corporate objectives set forth above in our Alkermes Fiscal Year 2009 Reporting Officer Performance Pay Plan — must be met. A maximum equity award to Mr. Pops or Mr. Broecker required the Committee to determine that such individual had substantially achieved a majority of such objectives.

Compensation Committee Calendar

At the beginning of fiscal year 2009, the Committee determined the following compensation calendar. In May 2008, the Committee considered the grant to executives of restricted stock unit awards, the vesting of which would be tied to stock price performance. In November 2008, approximately mid-way through the Company’s fiscal year, the Committee determined the annual percentage adjustment to base salaries for executives. In May 2009, after the close of the Company’s fiscal year, the Committee determined (i) the size of the Company performance pay pool, (ii) executive performance pay and (iii) the scheduled equity grants for executives and qualified employees (such equity to be granted after the window to trade reopens after announcement of the Company’s fiscal year-end financial results).

Compensation Determinations

Factors Considered in Determining Compensation

The Committee may consider a number of factors to assist it in determining compensation for the Company’s executive officers.

Company Performance.  As discussed previously, the Committee, with the agreement of the Board of Directors, set three corporate objectives for performance during the fiscal year ended March 31, 2009. The Company’s performance against these objectives were as follows:

Corporate
Objectives	Accomplishments

Successfully commercialize VIVITROL	• Gross sales for VIVITROL were $18.8 million in fiscal 2009, compared to $18.0 million in fiscal 2008. • Alkermes shipped more than 25,000 vials of VIVITROL.

•   Alkermes regained full commercialization rights to VIVITROL in the U.S. from Cephalon, Inc. Subsequently, Alkermes designed a new distribution system and a new suite of product-related services to improve access and ease of use for physicians and patients.

• Alkermes collaborator, Cilag GmbH International (Cilag GmbH), launched VIVITROL for the treatment of alcohol dependence in Russia.

• Alkermes initiated a registration study of VIVITROL for the treatment of opioid dependence. Study enrollment of more than 250 patients was completed in April 2009.

Achieve key development program milestones
Exenatide Once Weekly
•   Alkermes completed the technology transfer to Amylin Pharmaceuticals, Inc. (Amylin) for the manufacture of exenatide once weekly at Amylin’s West Chester, Ohio, facility, enabling the team to meet overall timelines for the project.

•   Alkermes, Amylin and Eli Lilly announced positive data from the DURATION-2 clinical study which demonstrated that exenatide once weekly provided superior glucose control with weight loss compared to sitagliptin or pioglitazone.

• Alkermes, Amylin and Eli Lilly announced results from a 52-week open-label clinical study that showed the durable efficacy of exenatide once weekly.

ALKS 27

• Alkermes initiated a phase 2a clinical study of ALKS 27 in patients with chronic obstructive pulmonary disease (COPD).

ALKS 33

•   Alkermes initiated a phase 1 study of ALKS 33, an oral opioid modulator for the potential treatment of addiction and other central nervous system (CNS) disorders. ALKS 33 is the company’s first novel, small molecule drug candidate to enter the clinic.

ALKS 29

• Alkermes initiated a phase 1 pharmacokinetic study to further explore ALKS 29, a potential oral treatment for alcohol dependence. ALKS 29 is a co-formulation of ALKS 33 and baclofen.

Corporate
Objectives	Accomplishments

4-week formulation of long-acting risperidone

•   Johnson & Johnson Pharmaceutical Research & Development, L.L.C. (J&JPRD) initiated a phase 1 study of a four-week long-acting injectable formulation of risperidone for the treatment of schizophrenia.

ALKS 36

•   Alkermes announced positive preclinical results for ALKS 36, which demonstrated the candidate was effective in reversing opioid effects on gastrointestinal motility. Data also showed that oral administration of ALKS 36 had greater efficacy at a lower dose and for an extended period of time compared to an active comparator, methylnaltrexone. ALKS 36 is a co-formulation of a peripherally acting opioid antagonist and an FDA approved pain medication.

Achieve financial performance against budget
•   Total revenues for fiscal 2009 were $327 million, compared to $241 million for fiscal 2008, an increase of more than 35% year over year. This increase was driven by record manufacturing and royalty revenues from RISPERDAL CONSTA of $146 million.

•   Worldwide sales of RISPERDAL CONSTA by Janssen were over $1.3 billion in fiscal year 2009, an approximately 13% increase over sales of RISPERDAL CONSTA in fiscal 2008, and are based on product sales in approximately 60 countries.

•   Overall manufacturing yields of RISPERDAL CONSTA improved markedly over the past two years. Cumulatively since launch, Alkermes shipped more than 20 million vials of RISPERDAL CONSTA for sale in more than 60 countries.

• Fourth consecutive year of positive cash flow from operations. The business generated $35 million in cash from operations during fiscal 2009.

• Alkermes repurchased a principal amount of $93 million of its non-recourse RISPERDAL CONSTA secured 7% notes for $89 million.

• Alkermes repurchased 1.6 million shares of common stock for $18 million as part of an ongoing stock repurchase program.

• At the close of fiscal year 2009, Alkermes was in a strong financial position with cash and total investments of $405 million.

The Committee does not apply a formula or assign these performance objectives relative weights. Instead, it makes a subjective determination after considering such measures collectively.

Individual Performance.   In establishing compensation levels, the Committee also evaluates each executive’s individual performance using certain subjective criteria, including an evaluation of each executive’s contribution to achievement of the corporate objectives and to overall corporate performance and managerial ability. In making its evaluations, the Committee consults on an informal basis with other members of the Board of Directors. In establishing compensation for executive officers other than Mr. Pops, who served as Chairman of the Company during fiscal year 2009, and Mr. Broecker, who served as President and CEO of the Company during fiscal year 2009, the Committee reviewed in detail the recommendations of Mr. Pops and Mr. Broecker. With respect to Mr. Broecker, the Committee reviews the recommendation of Mr. Pops. With respect to Mr. Pops, the Committee meets at the end of the fiscal year to evaluate his achievement of the corporate objectives and other accomplishments related to his oversight of strategic issues affecting the Company.

Benchmarking.  Another consideration which affects the Committee’s decisions regarding executive compensation is the high demand for well-qualified personnel. Given such demand, the Committee strives to maintain compensation levels which are competitive with the compensation of other executives in the industry.

To that end, the Committee, through the Company’s Director of Compensation and Benefits, retained the services of an independent compensation consultant, Pearl Meyer and Partners, to review market data and various incentive programs and to provide assistance in establishing the Company’s cash and equity based compensation targets and awards based, in large part, upon a peer group identification and assessment that it was retained to conduct. Pearl Meyer and Partners reported its findings to the Chair of the Committee as well as to the Committee as a whole.

The companies that comprised the Company’s pharmaceutical peer group for fiscal year 2009 consisted of BioMarin Pharmaceuticals Inc.; Cubist Pharmaceuticals Inc.; ImClone Systems Inc.; Isis Pharmaceuticals, Inc.; K-V Pharmaceutical; The Medicines Company; Millennium Pharmaceuticals Inc.; Nektar Therapeutics; OSI Pharmaceuticals Inc.; PDL BioPharma, Inc.; United Therapeutics Corp.; Vertex Pharmaceuticals Inc; and Viropharma Inc. These thirteen publicly-traded US-headquartered firms compete in similar product, service and labor markets as Alkermes and have generally similar revenue.

Pearl Meyer also reviewed, and provided to the Committee, data from a survey group of companies, which reflects a broader group of biopharmaceutical/biotechnology companies employing the appropriate revenue, industry and executive role perspectives. Data is collected from survey sources of similar size and industry as Alkermes. Surveys used in this analysis were: 2007 Presidio Pay Advisor Executive Compensation in Biopharmaceutical Industry, 2008 Mercer Executive Compensation Survey, 2008 Radford Biotech Survey and one survey source maintained as confidential by Pearl Meyer.

The peer group analyses enable the Committee to compare the Company’s executive compensation program as a whole and also the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The Committee seeks to ensure that our executive compensation program is competitive, meaning generally between the median and 65th percentile of our peers in terms of value when the Company achieves the targeted performance levels; however, as mentioned elsewhere in our compensation discussion and analysis, this comparative data provided by our compensation consultant is only one of many factors that the Committee takes into consideration in determining executive and individual compensation programs. The Committee, in its sole authority, has the right to hire or fire outside compensation consultants.

Executive Officer Compensation Determination

Base Salary.  The Company and Richard Pops entered into an employment agreement pursuant to which, effective April 1, 2007 and for a period of three years, Mr. Pops serves as the Company’s Chairman of the Board of Directors and is responsible for overseeing strategic issues affecting the Company and maintaining key relationships with the Company’s business partners. Under the agreement, Mr. Pops continues to receive the same salary (adjusted for inflation), and is entitled to the same benefits, as under his previous employment agreement with the Company.

The Committee reviewed base salaries for all executives of the Company coinciding with the mid-fiscal year performance review established by the Company. The Committee considered a number of factors, such as cost of living indices, market data for comparable companies, general progress towards achieving the corporate objectives and the recommendation of Mr. Broecker for executives, other than himself and Mr. Pops, in determining base salary adjustments for fiscal year 2009. The Committee solicited the input of Mr. Pops, the Chairman of the Board, in determining salary adjustments for Mr. Broecker. The Committee determined to increase the existing base salary of all executive officers, including Messrs. Pops, Broecker, Frates and Pugh and Dr. Ehrich, by approximately 5%, effective as of October 27, 2008.

Cash Performance Pay.  In May 2009, the Committee reviewed the performance of Mr. Broecker against the Alkermes corporate objectives and the target performance pay and pay range set by the Committee. The Committee solicited the input of Mr. Pops regarding Mr. Broecker’s performance pay. The Committee determined that the cash performance pay for Mr. Broecker for fiscal year 2009 should be equal to $315,000, which is equal to his target performance pay of sixty percent (60%) of his base salary.

In May 2009, the Committee reviewed the performance of Mr. Pops against his performance objectives and the target performance pay and pay range set by the Committee. The Committee determined that the cash performance pay for Mr. Pops for fiscal year 2009 should be equal to $395,325, which is equal to his target performance pay of sixty percent (60%) of his base salary.

Also, in May 2009, Mr. Broecker presented to the Committee a performance evaluation of each of the other named executive officers and his recommendations for cash performance pay amounts based on such evaluation. Based upon the achievement of the Company’s corporate objectives and the individual performance recommendations of Mr. Broecker, as well as the target performance pay and performance pay ranges set by the Committee, the Committee determined and awarded cash performance pay for fiscal year 2009 to Mr. Pugh and Mr. Frates in an amount equal to their target performance pay and to Dr. Ehrich in an amount in excess of his target performance pay in recognition of his role in the accomplishment of key development program milestones. All such amounts are set forth in the Summary Compensation Table below.

Equity Incentives — Stock Options and Restricted Stock Awards.  As noted above, the Committee determined to add to its compensation calendar for fiscal year 2009 a grant of restricted stock made at the beginning of the year, the vesting of which was tied to share price performance. In that regard, in May 2008, each of Mr. Pops and Mr. Broecker received a restricted stock unit award of 10,000 shares, which would become vested in full upon the later of the Nasdaq-reported trading price of the Company’s common stock having a five day trailing average closing price of $19 or more per share or one year after grant; such restricted stock award would expire if not vested five years after grant.

In May 2009, after the close of fiscal year 2009, the Committee awarded additional equity grants for fiscal year 2009 performance. In determining the grant of equity to Messrs. Pops and Broecker, the Committee took into consideration comparable company data provided by the independent compensation consultant, historic awards, the overall fiscal year 2009 shareholder return, and the performance of Mr. Pops and Mr. Broecker against the corporate objectives and their respective individual objectives. The Committee also considered the potential beneficial impact on shareholder return offered by the long-term incentive nature of time-vesting equity grants. Based upon these factors, the Committee granted Mr. Pops 220,000 option shares and Mr. Broecker 175,000 option shares. Each of these options vest in one quarter increments over a four year period beginning on the anniversary of the date of grant, subject to early vesting in certain instances such as death or permanent disability and other instances as described below in “Potential Payments upon Termination or Change in Control.”

As previously discussed, the above equity grants, taken together, were based on performance by our named executive officers for our fiscal year 2009. In this context, the following table sets forth equity incentive awards earned by Mr. Broecker and Mr. Pops based on their performance and the performance of the Company during fiscal years 2008 and 2009:

	2008 Fiscal Year Performance	2009 Fiscal Year Performance
	(April 1, 2007 – March 31, 2008)	(April 1, 2008 – March 31, 2009)
David A. Broecker	Stock option grants for 140,000 shares Grants of 30,000 shares on November 5, 2007 and 110,000 shares on May 27, 2008	Stock option grant for 175,000 shares Grant of 175,000 shares on May 26, 2009
	Restricted stock awards for 16,000 shares Grants of 4,000 shares on November 5, 2007 and 12,000 shares on May 27, 2008	Restricted stock award for 10,000 shares Grant of 10,000 shares on May 27, 2008*
Richard F. Pops	Stock option grants for 220,000 shares Grants of 50,000 shares on November 5, 2007 and 170,000 shares on May 27, 2008	Stock option grants for 220,000 shares Grant of 220,000 shares on May 26, 2009
	Restricted stock awards for 25,000 shares Grants of 6,000 shares on November 5, 2007 and 19,000 shares on May 27, 2008	Restricted stock award for 10,000 shares Grant of 10,000 shares on May 27, 2008*

*	Subject to performance vesting criteria

For reporting officers other than Mr. Pops and Mr. Broecker, the Committee also made two equity grants for performance during fiscal year 2009 — in May 2008 and May 2009. In May 2008, the Committee awarded each of Mr. Frates and Mr. Pugh a restricted stock unit award of 5,000 shares, which would become vested in full upon the later of the Nasdaq-reported trading price of the Company’s common stock having a five day trailing average closing price of $19 or more per share or one year after grant; such restricted stock award would expire if not vested five years after grant. Mr. Ehrich did not receive such an award. In May 2009, after the close of fiscal year 2009, the Committee determined equity awards for executive officers for performance during such fiscal year. The Committee considered the comparable company data provided by the independent compensation consultant, historic awards, and the recommendations of Mr. Broecker, which are based on an assessment of the individual’s performance against corporate objectives and his or her individual objectives. The Committee made the following equity grants: Mr. Frates, 65,000 option shares and 8,500 shares of restricted stock; Mr. Pugh, 65,000 option shares and 8,500 shares of restricted stock; and Dr. Ehrich, 65,000 option shares and 8,500 shares of restricted stock. Each of these options and restricted stock awards vest in four equal installments commencing on the one year anniversary of the grant date and annually thereafter, subject to early vesting in certain instances such as death or permanent disability and other instances as described below in “Potential Payments upon Termination or Change in Control.”

In addition, on May 26, 2009, the Committee awarded Mr. Pops 25,000 restricted stock units and Mr. Broecker 20,000 restricted stock units, the vesting of which will occur in full upon the later of the receipt of regulatory approval from the United States Food and Drug Administration for exenatide long-acting injection or one year after the date of grant. These performance-based restricted stock units will expire, if the vesting condition has not been met, five years from the date of grant.

Perquisites

The Company did not provide executive officers with any perquisites in fiscal year 2009.

Retirement benefits

The terms of the Company’s 401(k) Savings Plan (“401k Plan”), provide for executive officer and broad-based employee participation. Under the 401k Plan, all Company employees are eligible to receive matching contributions from the Company. The Company’s matching contribution for the 401k Plan for fiscal year 2009 was as follows: dollar for dollar on the first 1% of each participant’s eligible compensation and $0.50 on the dollar on the next 5% of each participant’s eligible compensation, for a total match of 3.5% of such participant’s eligible compensation, subject to applicable Federal limits.

Other benefits

Executive officers are eligible to participate in the Company’s employee benefit plans on the same terms as all other employees. These plans include medical, dental and life insurance. The Company may also provide relocation expense reimbursement and related tax gross-up benefits which are negotiated on an individual basis with executive officers. In addition, executive officers are eligible to receive severance benefits in connection with a termination or a change in control as set forth in each of their employment contracts and described more fully below.

Post Termination Compensation and Benefits

We have a program in place under which our executive officers receive severance benefits if they are terminated without cause or if they terminate their employment for “good reason” (e.g., a material diminution in his or her responsibilities, authority, powers, functions, duties or compensation or a material change in the geographic location at which he or she must perform his or her employment), and thereafter sign a general release of claims. Additionally, named executive officers receive severance benefits if, for a period of time following a corporate transaction or a change in control, they are terminated without cause or they terminate for good reason. The terms of these arrangements and the amounts payable under them are described in more detail below under “Potential Payments Upon Termination or Change in Control.” We provide these arrangements because we believe that some severance arrangements are necessary in a competitive market for talent to attract and retain high quality executives. In addition, the change in control benefit allows the executives to maintain their focus on Company business during a period when they otherwise might be distracted.

Tax Deductibility of Compensation

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to its named executive officers. This deduction limitation does not apply, however, to certain “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

During fiscal year 2009, the Board of the Company determined that the compensation attributable to certain grants of non-qualified stock options made to certain of its executive officers in the past may not be deductible by the Company as a result of the limitations imposed by Section 162(m) of the Internal Revenue Code (“Section 162(m)”) because such stock options were granted pursuant to a stock option plan that did not contain one of the provisions necessary in order to maintain such deductibility under Section 162(m). As a result, stockholders of the Company approved, in October 2007, an amended and restated 1999 Stock Option Plan containing the necessary provision so that compensation attributable to stock options granted under such plan could be deductible by the Company when exercised and such provision was also contained in the 2008 Plan approved by Company shareholders on October 7, 2008. Accordingly, on October 15, 2008, and again on November 19, 2008, the Board, with the consent of the grantee, decided to cancel certain of the affected stock options provided that the Committee re-grant the same stock options under the 2008 Plan. On October 15, 2008 and again on November 19, 2008, the Committee re-granted such stock options under the 2008 Plan. The re-granted stock options contain the same terms as the canceled stock options, including vesting schedule, number of shares, and the original exercise price which, in all cases, is higher than the fair market value of the Company’s common stock on the date of grant. The sole purpose of the cancellation and re-grant was to preserve the Company’s tax deduction in the future with respect to such stock options. No additional benefit was extended to the officers as a result of the cancellation and re-grant and the Company does not expect to incur any additional accounting charge as a result of such cancellation and re-grant.

As a result of the above, during fiscal year 2009, the Board canceled and the Committee re-granted options to our named executive officers, as follows: Richard Pops, two option grants, representing the right to purchase approximately 506,220 shares; David Broecker, three option grants, representing the right to purchase approximately 386,035 shares; James Frates, two option grants, representing the right to purchase approximately 87,524 shares; Elliot Ehrich, three option grants, representing the right to purchase approximately 52,989 shares; and Gordon Pugh, two option grants, representing the right to purchase approximately 35,550 shares.

Compensation Committee Report

The Compensation Committee furnishes the following report:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Alkermes management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by,

Mark Skaletsky, Chair
Paul J. Mitchell
David W. Anstice

Summary Compensation Table

The following table presents and summarizes the compensation paid to or earned by the named executive officers of the Company for the fiscal years ended March 31, 2009, 2008 and 2007:

							Change in
							Pension
							Value
							and
							Nonqualified
							Deferred
				Stock	Option	Non-Equity	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Incentive Plan	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	Compensation	($)	($)	($)
(a)	(b)	(c)	(d)	(e)(1)	(f)(2)	(g)(3)	(h)	(i)(4)	(j)

David A. Broecker	FY 09	509,615	—	291,704	966,760	315,000	—	8,050	2,091,129
President and Chief Executive Officer	FY 08	472,278	—	328,485	1,221,394	170,000	—	7,500	2,199,657
	FY 07	397,878	—	522,513	1,581,756	213,000	—	94,512	2,809,659
James M. Frates	FY 09	385,714	—	148,553	470,530	198,679	—	8,050	1,211,526
Senior Vice President, Chief	FY 08	367,138	—	164,243	619,296	150,000	—	7,500	1,308,177
Financial Officer and Treasurer	FY 07	350,745	—	261,256	787,009	200,000	—	6,600	1,605,610
Richard F. Pops	FY 09	639,567	—	438,723	960,964	395,325	—	8,050	2,442,629
Director and Chairman of the Board	FY 08	608,721	—	545,503	1,798,581	306,000	—	7,500	3,266,305
	FY 07	581,513	—	870,854	3,853,962	408,000	—	6,600	5,720,929
Gordon G. Pugh	FY 09	378,135	—	126,509	369,174	194,775	—	8,050	1,076,643
Senior Vice President and Chief	FY 08	353,160	—	118,373	431,986	130,000	—	7,500	1,041,019
Operating Officer	FY 07	315,441	—	174,171	517,554	110,000	—	6,600	1,123,766
Elliot W. Ehrich	FY 09	374,568	—	97,939	371,230	221,879	—	8,050	1,073,666
Senior Vice President, Research and	FY 08	353,964	—	118,373	432,231	130,000	—	7,500	1,042,068
Development and Chief Medical Officer	FY 07	326,797	—	180,056	521,142	125,000	—	6,600	1,159,595

Notes to Summary Compensation

(1)	The amounts in column (e) reflect the compensation cost recognized for financial statement reporting purposes, excluding estimates of forfeitures, if any, for the fiscal years ended March 31, 2009, 2008 and 2007, respectively, in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”) for stock awards (which we also refer to as restricted stock awards) made under the Plans, which includes amounts for stock awards granted in and prior to the fiscal year ended March 31, 2009. The Company recognizes the cost of stock awards with graded vesting on a straight-line basis over the requisite service period of each separately vesting tranche. The Company recognizes the cost of stock awards with market-based or performance-based vesting conditions on a straight-line basis over a derived service period. Included within the compensation cost for the year ended March 31, 2009 were stock awards granted to Messrs. Broecker, Frates, Pops and Pugh that have market based vesting conditions. These market based vesting awards were granted on May 27, 2008 and vest over a derived service period calculated to be approximately one and one-half years. The weighted average grant date fair value of stock awards vesting during the year ended March 31, 2009 is included in footnote 12 ‘Share-Based Compensation’ to the Company’s consolidated financial statements for the fiscal year ended March 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 28, 2009. The weighted average grant date fair value of stock awards vesting during the year ended March 31, 2008 is included in footnote 9 ‘Share-Based Compensation’ to the Company’s consolidated financial statements for the fiscal year ended March 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 30, 2008. The weighted average grant date fair value of stock awards vesting during the year ended March 31, 2007 is included in footnote 11 ‘Share-Based Compensation’ to the Company’s consolidated financial statements for the fiscal year ended March 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 14, 2007.

(2)	The amounts in column (f) reflect the compensation cost recognized for financial statement reporting purposes, excluding estimates of forfeitures, if any, for the fiscal years ended March 31, 2009, 2008 and 2007, respectively, in accordance SFAS No. 123(R) for stock option awards made under the Plans, which includes amounts related to option awards granted in and prior to the fiscal year ended March 31, 2009. Option awards vest based on graded vesting and the Company recognizes the cost of option awards with graded vesting on a straight-line basis over the requisite service period of each separately vesting tranche. Mr. Pops met certain retirement eligibility criteria reflected in stock option grants under the Plans for performance during fiscal year 2006 (which were granted during fiscal year 2007 and are therefore included as fiscal year 2007 compensation) and fiscal year 2007 (which were granted partially in fiscal year 2007 and partially in fiscal year 2008 and therefore the relevant portions of which are included in fiscal year 2007 and 2008 compensation). The entire fair value of such stock options granted to Mr. Pops that met such eligibility criteria are included in the table and expensed in full in the fiscal year of grant and there were no estimated forfeitures for these option grants. Assumptions used in the calculation of the fair value of option awards granted by the Company in the fiscal year ended March 31, 2009 is included in footnote 12 ‘Share-Based Compensation’ to the Company’s consolidated financial statements for the fiscal year ended March 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 28, 2009. Assumptions used in the calculation of the fair value of option awards granted by the Company in the fiscal years ended March 31, 2008 and 2007 are included in footnote 9, ‘Share-Based Compensation’ to the Company’s consolidated financial statements for the fiscal year ended March 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 30, 2008. Assumptions used in the calculation of the fair value of option awards granted by the Company in the fiscal years ended March 31, 2006, 2005 and 2004 are included under the heading ‘Stock Options and Awards’ in footnote 2 ‘Summary of Significant Accounting Policies’ to the Company’s consolidated financial statements for the fiscal year ended March 31, 2006 included in the Company’s Annual Report on Form 10K/A filed with the Securities and Exchange Commission on August 14, 2006. There can be no assurance that the cost of stock option awards recognized for financial reporting purposes will be realized by grantees.

(3)	The amounts in column (g) reflect the cash awards paid to the named executive officers for services performed in the fiscal years ended March 31, 2007, 2008 and 2009, pursuant to the Alkermes Fiscal 2007 Named-Executive Bonus Plan, the Alkermes Fiscal 2008 Named-Executive Bonus Plan, and the Alkermes Fiscal 2009 Reporting Officer Performance Pay Plan, respectively.

(4)	With the exception of Mr. Broecker, the amounts in column (i) reflects the Company’s match on contributions made by the named executive officers to the Company’s 401(k) plan. Column (i) for Mr. Broecker in fiscal year 2007 also includes $87,912 related to the forgiveness of approximately one-fifth of a loan made to Mr. Broecker on June 13, 2001, including $27,912 of taxes related to the loan forgiveness, pursuant to the employment agreement with Mr. Broecker dated as of December 22, 2000. Although this loan terminated in February 2006 and no balance remained outstanding as of March 31, 2006, the amount of the loan forgiveness was recorded in the Company’s payroll system in the fiscal year ended March 31, 2007.

Grants of Plan-Based Awards — for Fiscal Year Ended March 31, 2009

The following table presents information on all grants of plan-based awards made in fiscal year 2009. The option awards (column (j)) and a portion of the stock awards (column (i)) reflect performance in fiscal year 2008; please see the notes immediately following the table for a more detailed explanation. There can be no assurance of the intrinsic value realized, if any, on stock options and stock awards. The vested portion of the fair value of the stock options and stock awards granted during the fiscal year ended March 31, 2009 were expensed in the fiscal year and are included in columns (e) and (f) in the Summary Compensation Table.

								All
								Other
								Stock
								Awards:	All Other			Grant
								Number	Option		Closing	Date
								of	Awards:		Price on	Fair
					Estimated Future			Shares	Number	Exercise	the	Value of
		Estimated Future Payouts			Payouts Under			of	of	or Base	NASDAQ	Stock
		Under Non-Equity			Equity Incentive Plan			Stock	Securities	Price of	on the	and
		Incentive Plan Awards			Awards			or	Underlying	Option	Date of	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Grant	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
(a)	(b)*	(c)(1)	(d)(1)	(e)(1)	(f)	(g)	(h)	(i)(3)	(j)(4)	(k)(5)		(l)(6)

David A. Broecker	5/27/2008	—	—	—	—	—	—	22,000	—	—	—	242,280
	5/27/2008	—	—	—	—	—	—	—	110,000	12.29	11.95	671,094
	N/A	0	315,000	525,000	—	—	—	—	—	—	—	—
	N/A	—	—	—	0 (2)	—	500,000 (2)	—	—	—	—	—
James M. Frates	5/27/2008	—	—	—	—	—	—	11,500	—	—	—	127,285
	5/27/2008	—	—	—	—	—	—	—	50,000	12.29	11.95	305,043
	N/A	0	198,679	397,358	—	—	—	—	—	—	—	—
Richard F. Pops	5/27/2008	—	—	—	—	—	—	29,000	—	—	—	328,310
	5/27/2008	—	—	—	—	—	—	—	170,000	12.29	11.95	1,037,145
	N/A	0	395,325	658,875	—	—	—	—	—	—	—	—
	N/A	—	—	—	0 (2)	—	500,000 (2)	—	—	—	—	—
Gordon G. Pugh	5/27/2008	—	—	—	—	—	—	11,000	—	—	—	121,140
	5/27/2008	—	—	—	—	—	—	—	45,000	12.29	11.95	274,538
	N/A	0	194,775	389,550	—	—	—	—	—	—	—	—
Elliot W. Ehrich	5/27/2008	—	—	—	—	—	—	6,000	—	—	—	73,740
	5/27/2008	—	—	—	—	—	—	—	45,000	12.29	11.95	274,538
	N/A	0	192,938	385,876	—	—	—	—	—	—	—	—

Notes to Grants of Plan-Based Awards

*	In fiscal year 2009, the Company awarded stock options and stock awards for fiscal year 2008 performance (in May after the close of the fiscal year). As such, all of the stock options and a portion of the stock awards (also known as restricted stock awards) reflected in this Grants of Plan-Based Awards table were granted on May 27, 2008 for performance by grantees in the fiscal year ended March 31, 2008. A portion of the stock awards reflected in the table were granted for performance in fiscal year 2009; see Note 3 below. This Grants of Plan-Based Awards table does not include those stock options and stock awards which were granted on May 26, 2009 for performance by grantees in fiscal year ended March 31, 2009. Such equity grant was as follows: Mr. Broecker, 175,000 stock options; Mr. Frates, 65,000 stock options and 8,500 stock awards; Mr. Pops, 220,000 stock options; Mr. Pugh, 65,000 stock options and 8,500 stock awards; and Mr. Ehrich, 65,000 stock options and 8,500 stock awards. The May 26, 2009 stock option grant was made at an exercise price of $8.55.

(1)	Represents the target bonus range under the Alkermes Fiscal Year 2009 Reporting Officer Performance Pay Plan (the “2009 Performance Plan”) for bonus awards that may be earned by named executive officers during the performance period April 1, 2008 to March 31, 2009. The target bonus range for Mr. Broecker and Mr. Pops is 0% to 100% of base salary, with a target bonus of 60% of base salary in effect at the time of award. The target bonus range for Mr. Frates, Mr. Pugh and Mr. Ehrich is 0% to 100% of base salary with a target bonus of 50% of base salary in effect at the time of award. See “Compensation Discussion and Analysis — Compensation Program Elements — Cash Incentive Bonus” for a detailed discussion of the Alkermes Fiscal 2009 Reporting Officer Performance Pay Plan and the Summary Compensation Table above for the actual cash incentive bonus amounts earned in fiscal year 2009.

(2)	Represents the target range of the equity award that may be earned by Mr. Broecker and Mr. Pops during the performance period April 1, 2008 to March 31, 2009. The target range is 0 to 500,000 shares. There is no specific target award. In order for Mr. Broecker and Mr. Pops to receive such an equity award, 33% of the Company objectives set forth in the 2009 Performance Plan must have been met. A maximum award to Mr. Broecker and Mr. Pops requires the Compensation Committee to determine that substantial achievement of a majority of such objectives has occurred. See “Compensation Discussion and Analysis — Executive Officer Compensation Determination — Equity Incentives — Stock options and Restricted Stock Awards” for a detailed discussion of the equity awards earned by Mr. Broecker and Mr. Pops for performance during fiscal year 2009.

(3)	Represents stock awards granted on May 27, 2008 under the 2002 Restricted Stock Award Plan. Messrs. Broecker, Frates, Pops and Pugh received 10,000, 5,000, 10,000, and 5,000 stock awards, respectively, that would vest in full upon the later of the Nasdaq-reported trading price of the Company’s common stock having a five day trailing average closing price of $19 or more per share or one year after grant; such stock awards would expire if not vested five years after grant. As of March 31, 2009, such stock awards have not vested. The balance of the stock awards for Messrs. Broecker, Frates, Pops and Pugh and the stock award for Dr. Ehrich reflected in this column vest in four equal installments commencing on the one year anniversary of the grant date and annually thereafter. No dividend equivalents are paid on unvested stock awards.

(4)	Represents stock options granted under the amended and restated 1999 Stock Option Plan which vest in four equal installments commencing on the first anniversary of the grant date and annually thereafter. Certain of the stock options qualify as incentive stock options under Section 422 of the IRS Code.

(5)	The exercise prices of the stock options granted on May 27, 2008 equals the average of the high and low of the Company’s common stock on the grant date.

(6)	Represents the estimated grant date fair value of stock options and stock awards granted to the named executive officers during the fiscal year ended March 31, 2009 calculated using valuation techniques compliant with SFAS No. 123(R) and used for financial reporting purposes. The grant price and fair value of the stock options granted on May 27, 2008 was $12.29 and $6.10 per share, respectively. There can be no assurance that the stock options will be exercised (in which case no value will be realized by the optionee) or the value realized upon exercise will equal the grant date fair value.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table presents the equity awards we have made to each of the named executive officers that were outstanding as of March 31, 2009:

	Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
			Equity						Awards:	Market or
			Incentive						Number of	Payout
			Plan						Unearned	Value
			Awards:					Market	Shares,	of Unearned
	Number of		Number of			Number of		Value	Units or	Shares,
	Securities	Number of	Securities			Shares or		of Shares or	Other	Units
	Underlying	Securities	Underlying			Units of		Units of	Rights	or Other
	Unexercised	Underlying	Unexercised			Stock		Stock That	That	Rights That
	Options	Unexercised	Unearned	Option	Option	That Have		Have Not	Have Not	Have Not
	(#)	Options (#)	Options	Exercise	Expiration	Not Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	Price ($)	Date	(#)		($)	(#)	($)
(a)	(b)(1)		(d)	(e)	(f)(2)	(g)		(h)(7)	(i)	(j)

David A. Broecker	—	—	—	—	—	11,250	(3)	136,463	—	—
	—	—	—	—	—	11,250	(4)	136,463	—	—
	—	—	—	—	—	3,000	(5)	36,390	—	—
	—	—	—	—	—	12,000	(6)	145,560	—	—
	—	—	—	—	—	—		—	10,000 (8)	121,300
	400,000	—	—	29.34	2/12/2011	—		—	—	—
	150,000	—	—	19.40	10/2/1011	—		—	—	—
	75,000	—	—	4.77	7/18/2012	—		—	—	—
	275,000	—	—	7.36	12/12/2012	—		—	—	—
	122,500	—	—	9.97	4/25/2013	—		—	—	—
	110,250	—	—	14.57	10/17/2013	—		—	—	—
	67,250	—	—	12.16	12/10/2013	—		—	—	—
	90,000	—	—	12.30	7/12/2014	—		—	—	—
	210,000	—	—	14.90	12/17/2014	—		—	—	—
	84,375	28,125	—	18.60	12/9/2015	—		—	—	—
	28,126	28,124	—	20.79	5/2/2016	—		—	—	—
	40,000	40,000	—	14.38	12/12/2016	—		—	—	—
	15,000	45,000	—	15.95	6/1/2017	—		—	—	—
	7,500	22,500	—	14.13	11/5/2017	—		—	—	—
	—	110,000	—	12.29	5/27/2018	—		—	—	—
James M. Frates	—	—	—	—	—	5,625	(3)	68,231	—	—
	—	—	—	—	—	5,625	(4)	68,231	—	—
	—	—	—	—	—	1,500	(5)	18,195	—	—
	—	—	—	—	—	6,500	(6)	78,845	—	—
	—	—	—	—	—	—		—	5,000 (8)	60,650
	100,000	—	—	16.69	10/28/2009	—		—	—	—
	100,000	—	—	29.31	11/20/2010	—		—	—	—
	60,000	—	—	19.40	10/2/2011	—		—	—	—
	30,000	—	—	4.77	7/18/2012	—		—	—	—
	70,000	—	—	7.36	12/12/2012	—		—	—	—
	35,000	—	—	9.97	4/25/2013	—		—	—	—
	31,500	—	—	14.57	10/17/2013	—		—	—	—
	83,500	—	—	12.16	12/10/2013	—		—	—	—
	45,000	—	—	12.30	7/12/2014	—		—	—	—
	105,000	—	—	14.90	12/17/2014	—		—	—	—
	42,188	14,062	—	18.60	12/9/2015	—		—	—	—
	14,063	14,062	—	20.79	5/2/2016	—		—	—	—
	20,000	20,000	—	14.38	12/12/2016	—		—	—	—
	7,500	22,500	—	15.95	6/1/2017	—		—	—	—
	3,750	11,250	—	14.13	11/5/2017	—		—	—	—
	—	50,000	—	12.29	5/27/2018	—		—	—	—

	Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
			Equity						Awards:	Market or
			Incentive						Number of	Payout
			Plan						Unearned	Value
			Awards:					Market	Shares,	of Unearned
	Number of		Number of			Number of		Value	Units or	Shares,
	Securities	Number of	Securities			Shares or		of Shares or	Other	Units
	Underlying	Securities	Underlying			Units of		Units of	Rights	or Other
	Unexercised	Underlying	Unexercised			Stock		Stock That	That	Rights That
	Options	Unexercised	Unearned	Option	Option	That Have		Have Not	Have Not	Have Not
	(#)	Options (#)	Options	Exercise	Expiration	Not Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	Price ($)	Date	(#)		($)	(#)	($)
(a)	(b)(1)		(d)	(e)	(f)(2)	(g)		(h)(7)	(i)	(j)

Richard F. Pops	—	—	—	—	—	18,750	(3)	227,438	—	—
	—	—	—	—	—	18,750	(4)	227,438	—	—
	—	—	—	—	—	4,500	(5)	54,585	—	—
	—	—	—	—	—	19,000	(6)	230,470	—	—
	—	—	—	—	—	—		—	10,000 (8)	121,300
	500,000	—	—	16.69	10/28/2009	—		—	—	—
	500,000	—	—	29.31	11/20/2010	—		—	—	—
	250,000	—	—	19.40	10/2/2011	—		—	—	—
	125,000	—	—	4.77	7/18/2012	—		—	—	—
	350,000	—	—	7.36	12/12/2012	—		—	—	—
	166,250	—	—	9.97	4/25/2013	—		—	—	—
	149,625	—	—	14.57	10/17/2013	—		—	—	—
	184,125	—	—	12.16	12/10/2013	—		—	—	—
	150,000	—	—	12.30	7/12/2014	—		—	—	—
	350,000	—	—	14.90	12/17/2014	—		—	—	—
	140,625	46,875	—	18.60	12/9/2015	—		—	—	—
	46,876	46,874	—	20.79	5/2/2016	—		—	—	—
	60,000	60,000	—	14.38	12/12/2016	—		—	—	—
	25,000	75,000	—	15.95	6/1/2017	—		—	—	—
	12,500	37,500	—	14.13	11/5/2017	—		—	—	—
	—	170,000	—	12.29	5/27/2018	—		—	—	—
Gordon G. Pugh	—	—	—	—	—	3,750	(3)	45,488	—	—
	—	—	—	—	—	4,500	(4)	54,585	—	—
	—	—	—	—	—	1,500	(5)	18,195	—	—
	—	—	—	—	—	6,000	(6)	72,780	—	—
	—	—	—	—	—	—		—	5,000 (8)	60,650
	160,000	—	—	25.96	1/7/2012	—		—	—	—
	4,000	—	—	4.77	7/18/2012	—		—	—	—
	24,000	—	—	7.36	12/12/2012	—		—	—	—
	15,400	—	—	9.97	4/25/2013	—		—	—	—
	30,000	—	—	14.57	10/17/2013	—		—	—	—
	54,600	—	—	12.16	12/10/2013	—		—	—	—
	30,000	—	—	12.30	7/12/2014	—		—	—	—
	70,000	—	—	14.90	12/17/2014	—		—	—	—
	28,125	9,375	—	18.60	12/9/2015	—		—	—	—
	9,376	9,374	—	20.79	5/2/2016	—		—	—	—
	10,000	10,000	—	14.38	12/12/2016	—		—	—	—
	7,500	22,500	—	15.95	6/1/2017	—		—	—	—
	3,750	11,250	—	14.13	11/5/2017	—		—	—	—
	—	45,000	—	12.29	5/27/2018	—		—	—	—
Elliot W. Ehrich	—	—	—	—	—	3,750	(3)	45,488	—	—
	—	—	—	—	—	4,500	(4)	54,585	—	—
	—	—	—	—	—	1,500	(5)	18,195	—	—
	—	—	—	—	—	6,000	(6)	72,780	—	—
	150,000	—	—	43.94	6/29/2010	—		—	—	—
	35,000	—	—	29.31	11/20/2010	—		—	—	—
	75,000	—	—	19.40	10/2/2011	—		—	—	—
	9,373	—	—	4.77	7/18/2012	—		—	—	—
	30,489	—	—	7.36	12/12/2012	—		—	—	—
	30,000	—	—	9.97	4/25/2013	—		—	—	—
	27,000	—	—	14.57	10/17/2013	—		—	—	—
	44,500	—	—	12.16	12/10/2013	—		—	—	—
	30,000	—	—	12.30	7/12/2014	—		—	—	—
	71,500	—	—	14.90	12/17/2014	—		—	—	—
	28,500	9,500	—	18.60	12/9/2015	—		—	—	—
	9,376	9,374	—	20.79	5/2/2016	—		—	—	—
	10,250	10,250	—	14.38	12/12/2016	—		—	—	—
	7,500	22,500	—	15.95	6/1/2017	—		—	—	—
	3,750	11,250	—	14.13	11/5/2017	—		—	—	—
	—	45,000	—	12.29	5/27/2018	—		—	—	—

Notes to Outstanding Equity Awards at 2009 Fiscal Year-End

(1)	Grant date of all stock options is ten years prior to the option expiration date (Column (f)). All stock options vest ratably in 25% increments on the first four anniversaries of the grant date.

(2)	Stock options expire ten years from the grant date.

(3)	Stock awards granted on June 16, 2006 under the 2002 Restricted Stock Award Plan. 25% of the stock awards vested upon grant in recognition of each named executive officer’s contribution to the successful launch of VIVITROL. The remaining unvested stock awards vest in equal amounts on the first, second and third anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on unvested stock awards. In the event the individual’s employment or any other relationship with the Company is terminated for any reason, unvested stock awards are forfeited on the date of termination.

(4)	Stock awards granted on June 1, 2007 under the 2002 Restricted Stock Award Plan. The unvested stock awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on unvested stock awards. In the event the individual’s employment or any other relationship with the Company is terminated for any reason, unvested stock awards are forfeited on the date of termination.

(5)	Stock awards granted on November 5, 2007 under the 2002 Restricted Stock Award Plan. The unvested stock awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on unvested stock awards. In the event the individual’s employment or any other relationship with the Company is terminated for any reason, unvested stock awards are forfeited on the date of termination.

(6)	Stock awards granted on May 27, 2008 under the 2002 Restricted Stock Award Plan. The unvested stock awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on unvested stock awards. In the event the individual’s employment or any other relationship with the Company is terminated for any reason, unvested stock awards are forfeited on the date of termination.

(7)	Market value is based on the closing price of Company’s common stock on March 31, 2009 (the last day of trading for the fiscal year ended March 31, 2009) as reported by Nasdaq, which was $12.13.

(8)	Stock awards granted on May 27, 2008 under the 2002 Restricted Stock Award Plan. Messrs Broecker, Frates, Pops and Pugh received 10,000, 5,000, 10,000, and 5,000 stock awards, respectively, that would vest in full upon the later of the Nasdaq-reported trading price of the Company’s common stock having a five day trailing average closing price of $19 or more per share or one year after grant; such stock awards would expire if not vested five years after grant. As of March 31, 2009, the stock awards had not vested. In the event the individual’s employment or any other relationship with the Company is terminated for any reason, unvested stock awards are forfeited on the date of termination.

Option Exercises and Stock Vested — for Fiscal Year Ended March 31, 2009

The following table presents information regarding option exercising and vesting of stock awards for each named executive officer during the year ended March 31, 2009.

			Number of	Value
	Number of Shares	Value	Shares	Realized on
	Acquired on	Realized on	Acquired on	Vesting
Name	Exercise (#)	Exercise ($)	Vesting (#)	($)
(a)	(b)	(c)	(d)	(e)

David A. Broecker	—	—	16,000	199,285
James M. Frates	35,726	194,682	8,000	99,643
Richard F. Pops	183,166	1,634,946	26,500	330,690
Gordon G. Pugh	—	—	5,750	71,038
Elliot W. Ehrich	—	—	5,750	71,038

Pension Benefits — for Fiscal Year Ended March 31, 2009

The Company has no defined benefits plans or other supplemental retirement plans for the named executive officers.

Nonqualified Deferred Compensation — for Fiscal Year Ended March 31, 2009

The Company has no nonqualified defined contribution plans or other nonqualified deferred compensation plans for the named executive officers.

Potential Payments upon Termination or Change in Control

If, during the term of the executive officer’s employment agreement with the Company, the Company terminates such executive officer’s employment without cause or such executive officer terminates his employment for “good reason” (e.g., a material diminution in his responsibilities, authority, powers, functions, duties or compensation or a material change in the geographic location at which he or she must perform his employment) and such executive officer thereafter signs a general release of claims, the Company will provide severance, as follows: to Mr. Pops, over a twenty-four month period, the Company will pay an amount equal to two times the sum of (i) the average of his current and prior year’s base salary, plus (ii) the average of his annual bonus during the prior two years, and will provide for continued participation in the Company’s health benefit plans during such twenty-four month period; to Mr. Broecker, over an eighteen month period, the Company will pay an amount equal to one and one-half times the sum of (i) his current base salary, plus (ii) the average of his annual bonus during the prior two years, and will provide for continued participation in the Company’s health benefit plans during such eighteen month period; and to Messrs. Ehrich, Frates and Pugh, over a twelve month period, the Company will pay an amount equal to the sum of (i) his current base salary plus (ii) the average of his annual bonus during the prior two years, and will provide for continued participation in the Company’s health benefit plans during such twelve month period.

Under the employment agreements with our executive officers, in the event of a change in control, each executive officer would be entitled to continue his employment with the Company for a period of two years following the change in control. If, during this two-year period, the Company terminates such executive officer without cause or if such executive officer terminates his employment for “good reason,” the Company shall pay such executive officer a pro rata bonus (based upon the average of the annual bonus for the prior two years) for the year in which the termination occurs. Additionally, he or she will receive a lump sum payment equal to, for Messrs. Pops and Broecker, two times, and for Messrs Ehrich, Frates and Pugh, one and one-half times, the sum of his then base salary (or the base salary in effect at the time of the change in control, if higher) plus an amount equal to the average of his annual bonus during the prior two years. Each executive officer will also be entitled to continued participation in the Alkermes’ health benefit plans, for Messrs. Pops and Broecker, for a period of two years following the date of termination, and for Messrs Ehrich, Frates and Pugh, for a period of eighteen months following the date of termination. These change in control payments are expressly in lieu of, and supersede, those severance payments and benefits otherwise payable if the Company terminates such executive officer without cause or if such executive officer terminates his employment for good reason, provided that such termination occurs within two years after the occurrence of the first event constituting a change in control and that such first event occurs during the period of employment of the executive officer. Each executive officer is also entitled to a “gross-up payment” equal to the excise tax imposed upon the severance payments made in the event of a change in control, if any payment or benefit to the executive, whether pursuant to the employment agreement or otherwise, is considered an “excess parachute payment” and subject to an excise tax under the Internal Revenue Code. Upon a change in control of the Company, all outstanding stock options issued under our amended and restated 1999 Stock Option Plan and all outstanding stock options and restricted stock awards with time-based vesting issued under the 2008 Plan become exercisable. Restricted stock awards issued under our 2002 Restricted Stock Award Plan, all awards with conditions and restrictions relating to the attainment of performance goals issued under the 2008 Plan, and all other outstanding stock options may become vested and nonforfeitable in connection with a change in control in the Committee’s discretion.

Except as set forth below, if any employee, including a named executive officer, retires after having met certain of the Company’s retirement eligibility criteria, then those stock options granted (i) under our 2008 Plan, (ii) under our 1998 Equity Incentive Plan and amended and restated 1999 Stock Option Plan after December 9, 2004 and (iii) before December 9, 2004 with an exercise price less than $13.69, shall vest and become exercisable in full for a prescribed period of time after retirement, not to exceed the full term of the grant. As of March 31, 2009, Mr. Pops was the only named executive officer who met the retirement eligibility criteria reflected in these stock option grants; however, as previously discussed, under his current employment agreement, Mr. Pops is not entitled to the benefit of this retirement provision for stock options granted to him for performance during fiscal years 2008, 2009 and 2010. If the retirement criteria have not been met, vested exercisable stock options remain exercisable for up to three months from the recipient’s date of termination from service and unvested stock options are forfeited. In addition, in the event an employee (including a named executive officer) is terminated by reason of death or permanent disability, his stock options shall vest and become exercisable in full for a period of one to three years following termination depending on the date of the stock option grant, not to exceed the full term of the grant.

The named executive officers are entitled to certain benefits upon death or disability available to all our employees, as described below. Under our flexible benefits program, all of our eligible employees, including the named executive officers, have the ability to purchase long-term disability coverage that will pay up to 60% of base monthly salary, up to $20,000 per month during disability. In addition, under our flexible benefits program, the Company provides life insurance coverage for all of our eligible employees, including the named executive officers, equal to two times base salary, with a maximum of $500,000 in coverage paid by the Company. In the event of termination due to death or disability, stock options granted prior to November 2000 become exercisable for a one-year period, not to exceed the full term of the grant, and stock options granted after November 2000 become fully vested and exercisable for a three-year period, not to exceed the full term of the grant. In addition, in the event Mr. Pops is removed or reassigned due to disability, he is entitled to his then-current full base salary and benefits for a period of time equal to the lesser of (a) six (6) months or (b) the balance of the term of his employment agreement.

In October 2008, the Compensation Committee, in response to additional interpretive guidance issued by the IRS over the past year regarding Section 409(A) of the Internal Revenue Code, approved minor amendments to the executive employment agreements, entered into in December 2007, to clarify when compensation will be received in the event of termination by the Company without cause or by the executive with good reason, and a change in control. Other than as set forth above, these amendments did not in any way otherwise alter the content of the employment agreements entered into in December 2007.

Potential Post-Termination Payments

The following table summarizes the potential payments to each named executive officer under various termination events. The table assumes that the event occurred on March 31, 2009, and the calculations use the closing price of our common stock on March 31, 2009 (the last trading day of fiscal year 2009) as reported by Nasdaq, which was $12.13 per share.

			Involuntary
		Termination	Termination
		Not for	Without Cause
		Cause or	or Voluntary
		Voluntary	Termination
		Termination for	for
		Good Reason Not	Good Reason
	Voluntary	Following a	Following a
	Termination or	Change in	Change in
Name and Payment Elements	Retirement(1)	Control(2)	Control(3)

David A. Broecker
Cash Compensation:
Severance	$—	$1,074,750	$1,433,000
Equity Awards:
Stock Options(4)	—	—	—
Benefits:
Health and Dental Insurance	—	25,683	34,244

Total	$—	$1,100,433	$1,467,244

James M. Frates
Cash Compensation:
Severance	$—	$572,000	$858,000
Equity Awards:
Stock Options(4)	—	—	—
Benefits:
Health and Dental Insurance	—	17,122	25,683

Total	$—	$589,122	$883,683

Richard F. Pops
Cash Compensation:
Severance	$—	$2,000,375	$2,031,750
Equity Awards:
Stock Options(4)	—	—	—
Benefits:
Health and Dental Insurance	—	34,244	34,244

Total	$—	$2,034,619	$2,065,994

Gordon G. Pugh
Cash Compensation:
Severance	$—	$510,000	$765,000
Equity Awards:
Stock Options(4)	—	—	—
Benefits:
Health and Dental Insurance	—	19,385	29,078

Total	$—	$529,385	$794,078

Elliot W. Ehrich
Cash Compensation:
Severance	$—	$513,500	$770,250
Equity Awards:
Stock Options(4)	—	—	—
Benefits:
Health and Dental Insurance	—	17,122	25,683

Total	$—	$530,622	$795,933

Notes to Post-Termination Payments

(1)	If any employee, including a named executive officer, retires after having met certain of the Company’s retirement eligibility criteria, then those stock options granted under our 1998 Equity Incentive Plan and 1999 Stock Option Plan, as amended, on or after December 9, 2004 and those stock options granted before

December 9, 2004 with an exercise price less than $13.69, shall vest and become exercisable in full for a period of five years after retirement, not to exceed the full term of the grant; however, stock options awarded to Mr. Pops for performance in fiscal years 2008 and 2009 are not eligible for this retirement benefit. As of March 31, 2009, Mr. Pops was the only named executive officers who met the retirement eligibility criteria reflected in these stock option grants for eligible stock options granted for performance during fiscal years prior to fiscal year 2008.

(2)	If, during the term of the executive officer’s employment agreement with the Company, the Company terminates such executive officer’s employment without cause or such executive officer terminates his employment for “good reason” (e.g., a material diminution in his responsibilities, authority, powers, functions, duties or compensation or a material change in the geographic location at which he or she must perform his employment) and such executive officer thereafter signs a general release of claims, the Company will provide severance, as follows: to Mr. Pops, over a twenty-four month period, the Company will pay an amount equal to two times the sum of (i) the average of his current and prior year’s base salary, plus (ii) the average of his annual bonus during the prior two years, and will provide for continued participation in the Company’s health benefit plans during such twenty-four month period; to Mr. Broecker, over an eighteen month period, the Company will pay an amount equal to one and one-half times the sum of (i) his current base salary, plus (ii) the average of his annual bonus during the prior two years, and will provide for continued participation in the Company’s health benefit plans during such eighteen month period; and to Messrs. Ehrich, Frates and Pugh, over a twelve month period, the Company will pay an amount equal to the sum of (i) his current base salary plus (ii) the average of his annual bonus during the prior two years, and will provide for continued participation in the Company’s health benefit plans during such twelve month period.

(3)	Under the employment agreements with our executive officers, in the event of a change in control, each executive officer would be entitled to continue his employment with the Company for a period of two years following the change in control. If, during this two-year period, the Company terminates such executive officer without cause or if such executive officer terminates his employment for “good reason,” the Company shall pay such executive officer a pro rata bonus (based upon the average of the annual bonus for the prior two years) for the year in which the termination occurs. Additionally, he or she will receive a lump sum payment equal to, for Messrs. Pops and Broecker, two times, and for Messrs Ehrich, Frates and Pugh, one and one-half times, the sum of: (i) his then base salary (or the base salary in effect at the time of the change in control, if higher) plus (ii) an amount equal to the average of his annual bonus during the prior two years. Each executive officer will also be entitled to continued participation in the Alkermes’ health benefit plans, for Messrs. Pops and Broecker, for a period of two years following the date of termination, and for Messrs Ehrich, Frates and Pugh, for a period of eighteen months following the date of termination. These change in control payments are expressly in lieu of, and supersede, those severance payments and benefits otherwise payable if the Company terminates such executive officer without cause or if such executive officer terminates his employment for good reason, provided that such termination occurs within two years after the occurrence of the first event constituting a change in control and that such first event occurs during the period of employment of the executive officer. Each executive officer is also entitled to a “gross-up payment” equal to the excise tax imposed upon the severance payments made in the event of a change in control, if any payment or benefit to the executive, whether pursuant to the employment agreement or otherwise, is considered an “excess parachute payment” and subject to an excise tax under the Internal Revenue Code.

In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will “gross up”, on an after-tax basis, the executive officer’s compensation for all federal, state and local income and excise taxes. The projected payments in this table would not trigger excise taxes and thus no gross-up payments would be made to any named executive officer.

(4)	All options granted under the amended and restated 1999 Stock Option Plan vest in full upon a change in control. At March 31, 2009, there were no unvested stock options granted under the amended and restated 1999 Stock Option Plan and held by our named executive officers that had an exercise price less than the market closing price of our common stock on March 31, 2009, which was $12.13 per share. Therefore, there would be no value realized by our named executive officers upon exercise of unvested stock options granted under the amended and restated 1999 Stock Option Plan under any of the termination events had they occurred on March 31, 2009.

Compensation of Directors

Each non-employee director and any director who serves as a part-time employee of the Company receives an annual retainer fee of $30,000 paid quarterly, in advance, and, on the date of the Company’s annual meeting, an option to purchase 20,000 shares of Common Stock. In addition, upon becoming a member of the Board of Directors, each new non-employee and part-time employee director who is not then a consultant to the Company automatically receives a one-time grant of options to purchase 20,000 shares of Common Stock. As of July 2008, if a new non-employee director is elected other than at the annual meeting of shareholders, the newly elected non-employee director also receives a grant of options equal to the product of 20,000 shares of Common Stock multiplied by a fraction, the numerator of which equals the number of months remaining until the next annual meeting of shareholders of the Company and the denominator of which equals 12. For the fiscal year ended March 31, 2009, David W. Anstice, Floyd E. Bloom, Robert A. Breyer, Geraldine Henwood, Paul J. Mitchell, Alexander Rich, Paul Schimmel and Mark B. Skaletsky served as non-employee directors. For the fiscal year ended March 31, 2009, Michael A. Wall served as a part-time employee and director of the Company. Richard F. Pops became Chairman of the Board of Directors of the Company effective April 1, 2007 and was an employee of the Company during the fiscal year ended March 31, 2009. David A. Broecker became a member of the Board of Directors of the Company effective April 1, 2007 and was an employee of the Company during the fiscal year ended March 31, 2009.

Under the 2008 Plan, the 20,000 share option is granted automatically each year on the date of the Company’s annual meeting of shareholders for non-employee directors. Under the 2008 Plan, the 20,000 share option is granted by resolution of the Compensation Committee of the Board of Directors each year on the date of the Company’s annual meeting of shareholders for part-time employee directors; such option grant contains the same terms and conditions as the option grant to non-employee directors. All of such options are exercisable at the fair market value of the Common Stock on the date such options are granted and vest in full six (6) months following their grant. Non-employee and part-time employee directors do not receive any options to purchase shares of Common Stock except for the yearly grant of options to purchase 20,000 shares of the Company’s Common Stock and the one-time grant of an option to purchase 20,000 shares of the Company’s Common Stock upon joining the Board of Directors.

With the exception of Mr. Pops and Mr. Broecker, each director receives an attendance fee of $1,500 per Board of Directors’ meeting and $750 for each telephonic Board of Directors’ meeting. Mr. Pops and Mr. Broecker do not receive stock options or attendance fees for their service on the Board of Directors.

In September 2006, the Board adopted a resolution to change the way committee members were compensated for their committee service after reviewing compensation paid to board members at comparable companies for their service on the Board and on committees of the Board. The Board adopted the following annual retainers, to be paid pro rata on a quarterly basis, for service beginning October 1, 2006:

Audit Committee Chair: $15,000
Audit Committee member: $7,500
Compensation Committee Chair: $10,000
Compensation Committee member: $5,000
Nominating & Corporate Governance Committee Chair: $10,000
Nominating & Corporate Governance Committee member: $5,000

Directors receive reimbursement for reasonable travel expenses incurred in connection with Board of Directors’ meetings and meetings of committees of the Board of Directors.

Mr. Wall became a part-time employee of the Company on January 1, 2004. During the fiscal year ended March 31, 2009, Mr. Wall received compensation of $79,445 for the services that he performed for the

Company outside of his capacity as a director. The Company believes that Mr. Wall’s part-time employee status is no less favorable to the Company than obtaining services from an independent third party.

Director Compensation Table — for Fiscal Year Ended March 31, 2009

The following table presents and summarizes the compensation of the Company’s directors for the year ended March 31, 2009.

					Change in
	Fees				Pension
	Earned or			Non-Equity	Value and
	Paid in		Option	Incentive Plan	NQDC	All Other
	Cash	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)(1)	(c)	(d)(2)(3)	(e)	(f)	(g)(4)	(h)

David W. Anstice	21,250		230,572	—	—	—	251,822
Floyd E. Bloom	49,250	—	115,286	—	—	—	164,536
Robert A. Breyer	39,000	—	115,286	—	—	—	154,286
Geraldine Henwood	48,250	—	115,286	—	—	—	163,536
Paul J. Mitchell	59,000	—	115,286	—	—	—	174,286
Alexander Rich	46,500	—	115,286	—	—	—	161,786
Mark B. Skaletsky	56,500	—	115,286	—	—	—	171,786
Michael A. Wall*	36,750	—	115,286	—	—	79,445	231,481

Notes to Director Compensation Table — for Fiscal Year Ended March 31, 2009

*	Part-time employee director.

(1)	Represents fees earned by the Company’s directors in the fiscal year ended March 31, 2009 for services as a director, including annual retainer fees, committee and/or chairmanship fees and meeting fees.

(2)	The amounts in column (d) reflect the compensation cost recognized for financial statement reporting purposes, excluding estimates of forfeitures, if any, in accordance SFAS No. 123(R) for stock option awards granted in the fiscal year ended March 31, 2009. Each director received a grant of 20,000 stock options on October 7, 2008, which had an estimated grant date fair value of $5.76 per share. Mr. Anstice received an additional grant of 20,000 shares upon joining the Board of Directors. The stock options granted to the non-employee directors and part-time employee directors were granted under the 2008 Plan. Stock options granted under the 2008 Plan are nonqualified stock options that vest six months from the grant date and expire upon the earlier of ten years from the grant date or three years after the optionee terminates their service relationship with the Company. Additionally, any unvested portion of the option grant shall vest upon the optionee’s termination of their service relationship with the Company. The Company recognizes the cost of the stock options granted to non-employee and part-time employee directors on a straight-line basis over the requisite service period of the stock options. There can be no assurance that the stock options will be exercised or the value realized upon exercise will equal the grant date fair value.

(3)	Assumptions used in the calculation of the fair value of option awards made by the Company for the stock options granted to directors on October 7, 2008 are as follows: option exercise price, $11.44; expected term, 7.25 years; volatility, 44%; interest rate, 2.91%; dividend yield, zero. Our directors hold the following aggregate number of outstanding stock options as of March 31, 2009: David W. Anstice, 40,000 shares; Floyd E. Bloom, 200,000 shares; Robert A. Breyer, 532,500 shares; Geraldine Henwood, 158,000 shares; Paul J. Mitchell, 148,000 shares; Alexander Rich, 200,000 shares; Mark B. Skaletsky, 119,000 shares; Michael A. Wall, 195,000 shares.

(4)	Effective January 1, 2004, Mr. Wall became a part-time employee of the Company. During the fiscal year ended March 31, 2009, Mr. Wall received compensation of $79,445 for the services that he performed for the Company outside of his capacity as a director. The Company believes that Mr. Wall’s part-time employee status is no less favorable to the Company than obtaining services from an independent third party.

The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s travel accident and directors’ and officers’ indemnity insurance policies.

Compensation Committee Interlocks and Insider Participation

For fiscal year ending March 31, 2009, the following directors served on the Compensation Committee: Mark B. Skaletsky (Chair), Paul J. Mitchell and David W. Anstice. Prior to October 2008, the Compensation Committee consisted of Paul J. Mitchell, Alexander Rich and Mark Skaletsky.

During the last fiscal year, no executive officer of the Company served as (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our audit committee charter, which is posted on the Governance page of the Investor Relations section of the Company’s website, available at http://investor.alkermes.com, makes clear that our Audit Committee is responsible for reviewing and approving transactions with related persons, including transactions that would be required to be disclosed in this Proxy Statement in accordance with Securities and Exchange Commission rules. In addition, our Code of Business Conduct and Ethics, which sets forth legal and ethical guidelines for all of our directors and employees, states that directors, executive officers and employees must avoid relationships or activities that might impair that persons ability to make objective and fair decisions while acting in their Company roles and requires that, among other things, any transactions with related persons be disclosed to, and receive the approval of, the appropriate committee of our board of directors.

In addition, at the end of each fiscal quarter, we ask all directors and officers of the Company (VP and higher) to disclose a list of their “related parties”; this practice is not pursuant to a written policy or procedure. Related parties are defined as any public, private, profit, or non-profit companies or organizations of which they or their immediate family is an officer, director or 10% or greater shareholder. All reported “related parties” are sent to the Company’s Finance department who check them against transactions of the Company in that prior quarter. At the Audit Committee meeting held to review the quarter’s financial results, any transactions between the Company and a reported related party are reported to the Audit Committee for its review and, if deemed appropriate by the Committee in its sole discretion, approval.

There are no such relationships or transactions that are required to be disclosed in this Proxy Statement under Securities and Exchange Commission rules.

Stock Options

During the last fiscal year, executive officers, part-time employee directors and non-employee directors were granted options to purchase shares of Common Stock pursuant to the 2008 Plan, amended and restated 1999 Stock Option Plan and 2002 Restricted Stock Award Plan.

DISCLOSURE WITH RESPECT TO OUR EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

Number of
	Securities to be	Weighted Average
	Issue Upon Exercise	Exercise Price
	of Outstanding	of Outstanding	Number of Securities
	Options, Warrants	Options, Warrants	Remaining Available
Plan Category	and Rights(1)	and Rights(2)	for Future Issuance

Equity compensation plan approved by security holders	18,145,589	$16.37	8,923,991

(1)	Share information is as of March 31, 2009. There are no warrants or other rights outstanding. In addition, as of March 31, 2009, there are 841,940 shares of our common stock issued as restricted stock awards, which are subject to forfeiture until such awards have vested.

(2)	Represents the weighted average exercise price of our outstanding options under our Plans. This does not include information about the outstanding restricted stock awards under our Plans as such awards do not have an exercise price.

OTHER BUSINESS

The Board of Directors does not intend to present to the Meeting any business other than the election of directors and the ratification of its independent registered public accounting firm. If any other matter is presented to the Meeting which under applicable proxy regulations need not be included in this Proxy Statement or which the Board of Directors did not know a reasonable time before this solicitation would be presented, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, independent registered public accounting firm, audited the consolidated financial statements of the Company for the fiscal year ended March 31, 2009. Representatives of PricewaterhouseCoopers LLP are expected to attend the Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

DEADLINE FOR SHAREHOLDER PROPOSALS

Alkermes must receive any proposal by a shareholder of Alkermes intended to be presented at the 2010 annual meeting of shareholders at its principal executive office not later than March 31, 2010 in accordance with Rule 14a-8 issued under the Securities Exchange Act of 1934, as amended, for inclusion in Alkermes’ proxy statement and form of proxy relating to that meeting.

If a stockholder who wishes to present a proposal at the 2010 annual meeting of shareholders (which is not otherwise submitted for inclusion in the proxy statement in accordance with the preceding paragraph) fails to notify the Company by June 12, 2010 and such proposal is brought before the 2010 annual meeting of shareholders, then under the Securities and Exchange Commission’s proxy rules, the proxies solicited by management with respect to the 2010 annual meeting of shareholders will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the Securities and Exchange Commission’s proxy rules.

In addition, in accordance with the Company’s bylaws, any nominee for election as a director of the Company at the 2010 annual meeting of shareholders must be submitted in writing to the Chairman of the Board on or before April 30, 2010, which is ninety (90) days prior to the first anniversary of the date of this year’s proxy statement.

Any proposal intended to be presented at the 2010 annual meeting of shareholders must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission. In order to curtail any controversy as to the date on which a proposal was received by Alkermes, it is suggested that proponents submit their proposal by certified mail, return receipt requested or other means, including electronic means, that permit them to prove date of delivery.

EXPENSES AND SOLICITATION

The cost of solicitation will be borne by Alkermes, and in addition to directly soliciting shareholders by mail, Alkermes may request banks and brokers to solicit their customers who have stock of Alkermes registered in the name of the nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of Alkermes may also be made of some shareholders in person or by mail or telephone following the original solicitation. In addition, Alkermes has retained the services of The Altman Group to solicit proxies, at an estimated cost of $6,500 plus such firm’s expenses.

HOUSEHOLDING

Our Annual Report, including audited financial statements for the fiscal year ended March 31, 2009, is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, Broadridge Financial Solutions, Inc., or Broadridge, has undertaken an effort to deliver only one Annual Report and one Proxy Statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if Broadridge has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, Alkermes will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any shareholder who sends a written request to Alkermes, Inc., 88 Sidney Street, Cambridge, MA, 02139, Attention: Secretary. If your household is receiving multiple copies of Alkermes’ Annual Reports or Proxy Statements and you wish to request delivery of a single copy, you may send a written request to Alkermes, Inc., 88 Sidney Street, Cambridge, MA 02139, Attention: Secretary.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time October 5, 2009.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/alks • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - David W. Anstice	☐	☐	02 - Floyd E. Bloom	☐	☐	03 - Robert A. Breyer	☐	☐

	04 - David A. Broecker	☐	☐	05 - Geraldine Henwood	☐	☐	06 - Paul J. Mitchell	☐	☐

	07 - Richard F. Pops	☐	☐	08 - Alexander Rich	☐	☐	09 - Mark B. Skaletsky	☐	☐

	10 - Michael A. Wall	☐	☐

		For	Against	Abstain

2.	To ratify PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year 2010.	☐	☐	☐	To transact such other business as may properly come before the meeting.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Alkermes, Inc.

CAMBRIDGE, MASSACHUSETTS

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 6, 2009
The undersigned shareholder of Alkermes, Inc. hereby appoints James M. Frates and lain M. Brown, and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the offices of Alkermes, Inc., 88 Sidney Street, Cambridge, Massachusetts 02139, at 9:00 a.m., Tuesday, October 6, 2009, and at all adjournments and postponements thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon (including discretionary authority to cumulate votes with respect to the election of directors) and in their discretion upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof. The undersigned hereby revokes all other previous proxies appointed and delivered in connection with the annual meeting of shareholders to be held at 9:00 a.m., Tuesday, October 6, 2009, and at all adjournments and postponements thereof.
If this proxy is properly executed and returned, the shares represented hereby will be voted, if not otherwise specified (or unless discretionary authority to cumulate votes is exercised), FOR Items 1 and 2 and will be voted according to the discretion of the proxy holders upon any other business as may properly be brought before the meeting and at all adjournments and postponements thereof.
It is agreed that unless otherwise marked on the other side, said attorneys and proxies are appointed with authority to vote FOR the directors and the proposals listed on the other side hereof.
PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.